                                                               EXHIBIT (a)(1)(A)

                           OFFER TO PURCHASE FOR CASH
                                       BY
                             TB WOOD'S CORPORATION
                                       OF
                    UP TO 750,000 SHARES OF ITS COMMON STOCK
    AT A PURCHASE PRICE NOT GREATER THAN $7.50 NOR LESS THAN $5.00 PER SHARE

--------------------------------------------------------------------------------
 THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, SEPTEMBER 6, 2005, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

   TB Wood's Corporation, a Delaware corporation ("TB Wood's," the "Company," "we," or, "us"), is offering to purchase up to 750,000 shares of its common stock, $0.01 par value per share (the "common stock"), at a price not greater than $7.50 nor less than $5.00 per share, net to the seller in cash, without interest, upon the terms and subject to the conditions of this Offer to Purchase and the related Letter of Transmittal (the "Offer"). We will select the lowest purchase price that will allow us to buy 750,000 shares of common stock or, if a lesser number of shares of common stock are properly tendered and subject to satisfaction of the Minimum Share Condition described below, all shares of common stock that are properly tendered and not withdrawn. All shares of common stock acquired in the Offer will be acquired at the same purchase price regardless of whether the shareholder tendered at a lower price.

   Only shares of common stock properly tendered at prices at or below the purchase price selected by us, and not properly withdrawn, will be purchased. However, because of the proration and conditional tender offer provisions described in this Offer to Purchase, all of the shares of common stock tendered at or below the purchase price may not be purchased if more than the number of shares of common stock we seek are properly tendered. Shares of common stock not purchased in the Offer will be returned at our expense promptly following the Expiration Time (as defined herein). See Section 3.

   Subject to certain limitations and legal requirements, we reserve the right, in our sole discretion, to purchase more than 750,000 shares of common stock pursuant to the Offer. See Section 1.

   THE OFFER IS SUBJECT TO A NUMBER OF CONDITIONS, INCLUDING (I) SHAREHOLDERS TENDERING AND NOT WITHDRAWING BEFORE THE EXPIRATION TIME IN THE AGGREGATE A MINIMUM OF 500,000 SHARES (THE "MINIMUM SHARE CONDITION") AND (II) THE RECEIPT BY TB WOOD'S OF SUBORDINATED DEBT FINANCING ON TERMS AND CONDITIONS SATISFACTORY TO TB WOOD'S, IN ITS REASONABLE JUDGMENT, IN AN AMOUNT (EXPECTED TO BE $10 MILLION) SUFFICIENT TO PURCHASE SHARES OF COMMON STOCK PURSUANT TO THE OFFER, TO FUND THE REPAYMENT OF CERTAIN OF OUR SENIOR BANK DEBT AND TO PAY RELATED FEES AND EXPENSES. SEE SECTION 7 OF THIS OFFER TO PURCHASE, "CONDITIONS TO THE OFFER."

   The shares of common stock are listed and traded on the National Association of Securities Dealers Automated Quotation ("Nasdaq") National Market System under the symbol "TBWC." On July 29, 2005, the last full trading day before we announced our intention to make the offer, the closing price of the shares of common stock on the Nasdaq National Market was $5.17 per share. On August 8, 2005, the last full trading day before commencement of the Offer, the closing price of the shares of common stock on the Nasdaq National Market was $6.04 per share. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES OF COMMON STOCK. SEE SECTION 8.

   OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS NOR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OF COMMON STOCK OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES OF COMMON STOCK. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES OF COMMON STOCK AND, IF SO, HOW MANY SHARES OF COMMON STOCK TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD CONSIDER OUR REASONS FOR MAKING THE OFFER. SEE SECTION
2. OUR DIRECTORS AND EXECUTIVE OFFICERS HAVE ADVISED US THAT THEY DO NOT INTEND TO TENDER ANY OF THEIR OWN SHARES OF COMMON STOCK IN THE OFFER. THOMAS
C. FOLEY, ONE OF OUR DIRECTORS AND OUR LARGEST SHAREHOLDER, HAS INFORMED US THAT HE DOES NOT INTEND TO TENDER SHARES PURSUANT TO THE OFFER, ALTHOUGH HE MAY CONSIDER SELLING SHARES INTO THE MARKETPLACE OR TO THIRD PERSONS DURING OR AFTER COMPLETION OF THE OFFER.

   NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
\
                              --------------------

                    Offer to Purchase dated August 9, 2005.

                                   IMPORTANT


   If you desire to tender all or any portion of your shares of common stock you should either (1) complete and sign the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions to the Letter of Transmittal, have your signature thereon guaranteed if Instruction 1 to the Letter of Transmittal so requires, mail or deliver the Letter of Transmittal, or facsimile, or, in the case of a book-entry transfer effected by the procedure set forth in Section 3 of this Offer to Purchase, "Procedures for Tendering Shares," an agent's message (as defined therein), and any other required documents to the Depositary (as defined herein) and either deliver the certificates for those shares to the Depositary along with the Letter of Transmittal, or facsimile, or deliver those shares in accordance with the procedure for book-entry transfer set forth in Section 3 of this Offer to Purchase, "Procedures for Tendering Shares" or (2) request that your bank, broker, dealer, trust company or other nominee effect the transaction for you. If you have shares of common stock registered in the name of a bank, broker, dealer, trust company or other nominee you must contact that institution if you desire to tender those shares.

   If you desire to tender shares of common stock and your certificates for those shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the Expiration Time, your tender may be effected by following the procedure for guaranteed delivery set forth in Section 3 of this Offer to Purchase, "Procedures for Tendering Shares."

   If you are a participant in the TB Wood's Corporation 401(k) Plan, wishing to direct the tender of any of your shares of common stock held in your account in the plan, you must follow the separate instructions and procedures described in Section 3, and in the Instruction Form in the "Letter to Participants in the TB Wood's Corporation 401(k) Plan."

   TO PROPERLY TENDER SHARES OF COMMON STOCK, YOU MUST VALIDLY COMPLETE THE LETTER OF TRANSMITTAL, INCLUDING THE SECTION RELATING TO THE PRICE AT WHICH YOU ARE TENDERING SHARES OF COMMON STOCK.

   If you wish to maximize the chance that your shares of common stock will be purchased at the purchase price determined by us, you should check the box in the section of the Letter of Transmittal captioned "Shares Tendered at Price Determined Pursuant to the Offer." Note that this election could result in your shares of common stock being purchased at the minimum price of $5.00 per share.

   Questions and requests for assistance or for additional copies of this document, the related Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to D.F. King & Co., Inc., the Information Agent for the Offer, at their address and telephone number set forth on the back cover page of this document.

   We are not making the Offer to, and will not accept any tendered shares of common stock from, shareholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make this Offer to shareholders in any such jurisdiction.

   WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OF COMMON STOCK OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES OF COMMON STOCK IN THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY US OR THE INFORMATION AGENT.

                               TABLE OF CONTENTS



Summary Term Sheet ........................................................    i

Forward Looking Statements ................................................   vi

Introduction ..............................................................    1

The Tender Offer ..........................................................    3

1.   Number of Shares; Proration ..........................................    3

2.   Purpose of the Tender Offer ..........................................    5

3.   Procedures for Tendering Shares ......................................    7

4.   Withdrawal Rights ....................................................   11

5.   Purchase of Shares and Payment of Purchase Price .....................   12

6.   Conditional Tender of Shares .........................................   13

7.   Conditions of the Tender Offer .......................................   14

8.   Price Range of the Shares ............................................   17

9.   Source and Amount of Funds ...........................................   17

10.  Certain Information Concerning TB Wood's .............................   18

11.  Interest of Directors and Executive Officers; Transactions and
      Arrangements Concerning the Shares ..................................   21

12.  Effects of the Tender Offer on the Market for Shares;
      Registration under the Exchange Act .................................   26

13.  Legal Matters; Regulatory Approvals ..................................   26

14.  United States Federal Income Tax Consequences ........................   27

15.  Extension of the Tender Offer; Termination; Amendment ................   30

16.  Fees and Expenses ....................................................   31

17.  Miscellaneous ........................................................   31


                               SUMMARY TERM SHEET

   We are providing this summary term sheet for your convenience. The Company is at times referred to as "TB Wood's," "we," "our" or "us." We refer to the shares of our common stock as "shares." This summary term sheet highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the tender offer to the same extent described in this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the tender offer (the "Offer"). We have included references to the Sections of this document where you will find a more complete discussion.

WHO IS OFFERING TO PURCHASE MY SHARES?

   We are offering to purchase up to 750,000 shares of our common stock, par value $0.01 per share.

WHAT WILL THE PURCHASE PRICE FOR THE SHARES BE AND WHAT WILL BE THE FORM OF PAYMENT?

   We are conducting the Offer through a procedure commonly called a modified "Dutch Auction."

   This procedure allows you to select the price (in multiples of $0.25) within a price range specified by us at which you are willing to sell your shares.

   The price range for the Offer is $5.00 to $7.50 per share. We will select the lowest purchase price that will allow us to buy 750,000 shares or, if a lesser number of shares are properly tendered and subject to satisfaction of the Minimum Share Condition described below, all shares that are properly tendered and not withdrawn.

   All shares we purchase will be purchased at the same price, even if you have selected a lower price, but we will not purchase any shares above the purchase price we determine.

   If you wish to maximize the chance that your shares will be purchased, you should check the box of the section of the Letter of Transmittal indicating that you will accept the purchase price we determine. You should understand that this election could result in your shares being purchased at the minimum price of $5.00 per share.

   If your shares are purchased in the Offer, we will pay you the purchase price, in cash, without interest, promptly after the expiration of the Offer. See Sections 1 and 5.

HOW MANY SHARES WILL TB WOOD'S PURCHASE?

   We will purchase 750,000 shares in the Offer (representing approximately 14.44% of our outstanding shares), or if a lesser number of shares are properly tendered and subject to the Minimum Share Condition described below, all shares that are properly tendered and not withdrawn. If more than 750,000 shares are tendered, all shares tendered at or below the purchase price will be purchased on a pro rata basis, except for conditional tenders whose condition was not met, which will not be purchased. We also expressly reserve the right to purchase additional shares up to 2% of the outstanding shares (approximately 104,000 shares), and could decide to purchase more shares, subject to applicable legal requirements. The Offer is subject to a number of conditions, including shareholders tendering and not withdrawing before the Expiration Time in the aggregate a minimum of 500,000 shares (the "Minimum Share Condition"). See Sections 1 and 7.

HOW WILL TB WOOD'S PAY FOR THE SHARES?

   Assuming that the maximum of 750,000 shares are tendered in the Offer at a price between $5.00 to $7.50 per share, the aggregate purchase price will be between approximately $3.8 million and $5.6 million. We also plan to repay a portion of our senior bank debt and expect that funding required for the partial repayment and amendment of the Company's senior bank debt will be approximately $2.25 million and that the fees and expenses owed to the senior bank in connection with a two year extension of our senior bank debt in addition to the fees and expenses of this Offer and borrowing under our proposed new subordinated debt facility (described below) will be approximately $800,000. We anticipate that we will pay for the shares of common stock tendered in the Offer, the partial repayment and amendment of the Company's senior bank debt and all expenses applicable to the Offer and related debt financing, primarily from up to $10 million of senior subordinated notes by TB Wood's to be purchased by AEA Mezzanine Fund LP and AEA Mezzanine (Unleveraged) Fund LP (together "AEAMF") pursuant to a securities purchase agreement. The Offer is subject to our having obtained subordinated debt financing on terms and conditions satisfactory to us, in our reasonable judgment, in an amount (expected to be $10 million) sufficient to purchase shares pursuant to the Offer, to fund the repayment of certain of our senior bank debt and to pay related fees and expenses. See Section 9.

WHEN DOES THE OFFER EXPIRE; CAN THE OFFER BE EXTENDED?

   You may tender your shares until the Offer expires. The Offer will expire on Tuesday, September 6, 2005, at 12:00 midnight, New York City time, unless we extend it. See Section 1. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely they have an earlier deadline for you to act to instruct them to accept the Offer on your behalf. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee to find out their deadline.

   Participants in the TB Wood's Corporation 401(k) Plan may tender of any of their shares held in their accounts in the plan by following the separate instructions and procedures described in Section 3. Participants in the TB Wood's Corporation 401(k) Plan must follow the separate directions contained in the "Letter to Participants in the TB Wood's Corporation 401(k) Plan" which provides detailed instructions for tendering of shares held in the plan. A participant must utilize this procedure no later than 6:00 p.m., New York City time on Wednesday, August 31, 2005.

   We may choose to extend the Offer for any reason, subject to applicable laws. See Section 15. We cannot assure you that we will extend the Offer or indicate the length of any extension that we may provide. If we extend the Offer, we will delay the acceptance of any shares that have been tendered. We can also amend the Offer in our sole discretion or terminate the Offer under certain circumstances. See Section 7 and Section 15.

HOW WILL I BE NOTIFIED IF TB WOOD'S EXTENDS THE OFFER OR AMENDS THE TERMS OF THE OFFER?

   We will issue a press release by 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Time if we decide to extend the Offer. See Section 15. We cannot assure you that the Offer will be extended or, if extended, for how long.

WHAT IS THE PURPOSE OF THE OFFER?

   Our management and Board of Directors have evaluated our operations, strategy and expectations for the future and believe that the Offer is a prudent use of our financial resources given our business profile, our assets and recent market prices for our common stock. We believe that the modified "Dutch Auction" tender offer set forth herein represents a mechanism to provide our shareholders with the opportunity to tender all or a portion of their shares and, thereby, receive a return of capital if they so elect. In addition, shareholders who do not participate in the Offer will automatically increase their relative percentage interest in us and our future operations at no additional cost to them. As a result, our Board of Directors believes that investing in our own shares in this manner is an attractive use of capital and an efficient means to provide value to our shareholders. See Section 2.

WHAT ARE THE SIGNIFICANT CONDITIONS TO THE OFFER?

   Our obligation to accept and pay for your tendered shares depends upon a number of conditions that must be satisfied or waived prior to the Expiration Time, including:

     o As part of the Minimum Share Condition, shareholders tendering and not withdrawing before the Expiration Time in the aggregate a minimum of 500,000 shares.

     o We shall have obtained subordinated debt financing on terms and conditions satisfactory to us, in our reasonable judgment, in an amount (expected to be $10 million) sufficient to purchase shares of common stock pursuant to the Offer, to fund the repayment of certain of our senior bank debt and to pay related fees and expenses.

     o No significant decrease in the market price of our shares or in the market prices of equity securities generally in the United States, nor any changes in the general political, market, economic or financial conditions in the United States or abroad that could adversely effect our business, the trading in the shares or the benefits of the Offer shall have occurred during the Offer.

     o No legal action shall have been threatened, pending or taken, that might adversely affect the Offer.

     o No one shall have proposed, announced or made a tender or exchange offer (other than the Offer), merger, business combination or other similar transaction involving us.

     o No one shall file a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our subsidiaries.

     o No material adverse change in our business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership shall have occurred.

     o Our determination that the consummation of the Offer and the purchase of shares will not cause our common stock to be delisted from the Nasdaq National Market or to be eligible for deregistration under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

   The Offer is subject to a number of other conditions described in greater detail in Section 7.

FOLLOWING THE OFFER, WILL TB WOOD'S CONTINUE AS A PUBLIC COMPANY?

   The completion of the Offer in accordance with its conditions will not cause TB Wood's to be delisted from the Nasdaq National Market or to stop being subject to the periodic reporting requirements of the Exchange Act. It is a condition of our obligation to purchase shares pursuant to the Offer that there will not be a reasonable likelihood that such purchase will cause the shares either (1) to be held of record by less than 300 persons; or (2) to not continue to be eligible to be listed on the Nasdaq National Market or to not continue to be eligible for registration under the Exchange Act. See Section
7.

HOW DO I TENDER MY SHARES?

   To tender shares, you must generally deliver various documents to American Stock Transfer & Trust Company, the Depositary for the Offer, prior to the expiration of the Offer. These documents include the certificates representing your shares and a completed Letter of Transmittal. If your shares are held through a bank, broker, dealer, trust company or other nominee, the shares can be tendered only by that bank, broker, dealer, trust company or other nominee. If you cannot deliver a required item to the Depositary by the expiration of the Offer, you may get a little extra time to do so by having a broker, bank or other fiduciary that is a member of the Securities Transfer Agents Medallion Program or another eligible institution guarantee that the Depositary will receive the missing items within a period of three Nasdaq trading days. The Depositary must receive the missing items within that period for the tender to be valid. See Section 3.

IN WHAT ORDER WILL YOU PURCHASE THE TENDERED SHARES?

   We will purchase shares:

     o first, from all shareholders who properly tender shares at or below the purchase price selected by us, on a pro rata basis; and

     o second, only if necessary to permit us to purchase 750,000 shares (or such greater number of shares as we may elect to purchase, such additional shares not to exceed 2% of our outstanding shares (approximately 104,000 shares)), from holders who have tendered shares conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares.

   Therefore, we may not purchase all of the shares that you tender even if you tender them at or below the purchase price. See Section 1.

ONCE I HAVE TENDERED SHARES IN THE OFFER, CAN I WITHDRAW MY TENDER?

   You may withdraw any shares you have tendered (except shares subject to the TB Wood's Corporation 401(k) Plan) at any time before 12:00 midnight, New York City time, on Tuesday, September 6, 2005, unless we extend the Offer. You may withdraw any shares you have tendered that are held in your account in the TB Wood's Corporation 401(k) Plan at any time before 6:00 p.m., New York City time on Wednesday, August 31, 2005, unless we extend the Offer. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares after 12:00 midnight, New York City time, on Tuesday, October 4, 2005. See Section 4.

HOW DO I WITHDRAW SHARES I PREVIOUSLY TENDERED?

   To withdraw shares, you must deliver a written notice of withdrawal with the required information to the Depositary while you still have the right to withdraw the shares. If you have tendered your shares by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct that person to arrange for the withdrawal of your shares. Some additional requirements apply if the share certificates to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4. Individuals who own shares through TB Wood's Corporation 401(k) Plan who wish to withdraw their shares must follow the instructions found in the materials sent to them separately. See Section 4.

CAN I PARTICIPATE IN THE OFFER IF I HOLD SHARES THROUGH THE TB WOOD'S CORPORATION 401(K) PLAN?

   If you are a participant in the TB Wood's Corporation 401(k) Plan, you may direct the tender of any of your shares held in your account in the plan. In order to direct the tender of shares held in your account in the plan, you must follow the separate instructions and procedures described in Section 3, and in the "Letter to Participants in the TB Wood's Corporation 401(k) Plan."

HOW DO HOLDERS OF VESTED STOCK OPTIONS TO PURCHASE SHARES PARTICIPATE IN THE OFFER?

   If you hold vested but unexercised options to purchase shares, you may exercise such options in accordance with the terms of the applicable stock option plans and tender the shares received upon such exercise in accordance with the Offer.

HAS TB WOOD'S OR ITS BOARD OF DIRECTORS ADOPTED A POSITION ON THE OFFER?

   Our Board of Directors has approved the Offer. However, neither we nor our Board of Directors nor the Information Agent makes any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the purchase price or purchase prices at which your shares should be tendered.

DO THE DIRECTORS OR EXECUTIVE OFFICERS OF TB WOOD'S INTEND TO TENDER THEIR SHARES IN THE OFFER?

   Our directors and executive officers have advised us that they do not intend to tender any of their own shares of common stock in the Offer. Thomas C. Foley, one of our directors and our largest shareholder, has informed us that he does not intend to tender shares pursuant to the Offer, although he may consider selling shares into the marketplace or to third persons during or after completion of the Offer. See Section 11.

   Because Mr. Foley will not participate in the Offer with respect to his own shares, his beneficial ownership will increase from approximately 36.30% to approximately 42.43% of the total number of outstanding shares, assuming that the maximum 750,000 shares are purchased in the Offer.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

   Shareholders who choose not to tender their shares will own a greater percentage interest in our outstanding common stock following the consummation of the Offer.

WHAT IS THE RECENT MARKET PRICE OF MY SHARES?

   On July 29, 2005, the last full trading day before we announced our intention to make the offer, the closing price of the shares of common stock on the Nasdaq National Market was $5.17 per share. On August 8, 2005 the last full trading day before commencement of the Offer, the closing price of the shares on the Nasdaq National Market was $6.04 per share. YOU ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES BEFORE DECIDING WHETHER AND AT WHAT PURCHASE PRICE OR PURCHASE PRICES TO TENDER YOUR SHARES. See Section 8.

WHEN WILL TB WOOD'S PAY FOR THE SHARES I TENDER?

   We will pay the purchase price, net in cash, without interest, for the shares we purchase promptly after the expiration of the Offer and the acceptance of the shares for payment. We do not expect, however, to announce the results of proration and begin paying for tendered shares until at least seven to ten business days after the expiration of the Offer. See Section 5.

WILL I HAVE TO PAY BROKERAGE COMMISSIONS IF I TENDER MY SHARES?

   If you are the record owner of your shares and you tender your shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a bank, broker, dealer, trust company or other nominee and that person tenders your shares on your behalf, that person may charge you a fee for doing so. You should consult with your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply. See Section 3.

WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IF I TENDER MY
SHARES?

   Generally, you will be subject to United States federal income taxation and applicable withholding when you receive cash from us in exchange for the shares you tender in the Offer. The receipt of cash for your tendered shares will generally be treated for United States federal income tax purposes either as (1) a sale or exchange or (2) a distribution in respect of stock from TB Wood's. Participants in our 401(k) Plan should consult the "Letter to Participants in the TB Wood's Corporation 401(k) Plan," for the potential tax consequences of tendering of shares held in participant accounts in the plan. We recommend that you consult with your tax advisor with respect to your particular situation. See Section 14.

WILL I HAVE TO PAY STOCK TRANSFER TAX IF I TENDER MY SHARES?

   Generally, we will pay all stock transfer taxes unless payment is made to, or if shares not tendered or accepted for payment are to be registered in the name of, someone other than the registered holder, or tendered certificates are registered in the name of someone other than the person signing the Letter of Transmittal. See Section 5.

WHO CAN I TALK TO IF I HAVE QUESTIONS?

   If you have any questions regarding the Offer, please contact D.F. King & Co., Inc., the Information Agent for the Offer, at (800) 669-5550. Additional contact information for the Information Agent is set forth on the back cover page of this document.

                           FORWARD LOOKING STATEMENTS


   This Offer to Purchase (including any documents incorporated by reference or deemed to be incorporated by reference) contains statements that are not historical facts and constitute projections, forecasts or forward-looking statements. In addition, we or others on our behalf may make forward-looking statements from time to time in oral presentations, including telephone conferences and/or web casts open to the public, in press releases or reports, on our Internet web site or otherwise. Statements that are not historical are forward looking and reflect expectations and assumptions. These statements may be identified by the use of forward-looking words or phrases such as "intend," "plan," "may," "will," "project," "estimate," "anticipate," "believe," "expect," "continue," "potential," "opportunity" and similar expressions, whether in the negative or affirmative. We cannot guarantee that we actually will achieve these plans, intentions or expectations. All statements regarding our expected financial position, business and financing plans are forward-looking statements.

   Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. These statements are based on assumptions and assessments made by our management in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes to be appropriate. These forward looking statements are subject to a number of risks and uncertainties, including but not limited to continuation of our longstanding relationships with major customers, our ability to integrate acquired businesses into our operations and realize planned synergies, the extent to which acquired businesses are able to meet the our expectations and operate profitably, ability to obtain financing, changes in regulations that could affect demand for products, and unanticipated developments that could occur with respect to contingencies such as environmental matters and litigation. In addition, we are subject to risks and uncertainties that affect the manufacturing sector generally, including, but not limited to, economic, competitive, governmental and technological factors affecting our operations, markets, products, services and prices. Any such forward looking statements are not guarantees of future performances and actual results, developments and business decisions may differ from those envisaged by such forward looking statements. We disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the foregoing.

   These risks and uncertainties include risks related to our businesses as well as the factors relating to the transactions discussed in this Offer to Purchase. You should not place undue reliance on the forward-looking statements, which speak only as to the date of this Offer to Purchase or the date of documents incorporated by reference.

   In addition, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the U.S. Securities and Exchange Commission, which is incorporated by reference herein, for additional information on risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements or that may otherwise impact our company and business.

To the Holders of our common stock:

                                  INTRODUCTION


   We invite our shareholders to tender shares of our common stock, $0.01 par value per share (the "common stock"), for purchase by us. Upon the terms and subject to the conditions of this Offer to Purchase and the related Letter of Transmittal, we are offering to purchase up to 750,000 shares of common stock at a price not greater than $7.50 nor less than $5.00 per share, net to the seller in cash, without interest.

   We will select the lowest purchase price that will allow us to buy 750,000 shares of common stock or, if a lesser number of shares of common stock are properly tendered and subject to the Minimum Share Condition described below, all shares of common stock that are properly tendered and not withdrawn. All shares of common stock acquired in the Offer will be acquired at the same purchase price.

   The Offer is being made upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

   Only shares of common stock properly tendered at prices at or below the purchase price we select and not properly withdrawn will be purchased. However, because of the proration and conditional tender provisions described in this Offer to Purchase, all of the shares of common stock tendered at or below the purchase price will not be purchased if more than the number of shares of common stock we seek are tendered. We will return shares of common stock tendered at prices in excess of the purchase price that we determine and shares of common stock we do not purchase because of proration promptly following the Expiration Time. See Section 3.

   We reserve the right to purchase more than 750,000 shares of common stock pursuant to the Offer, subject to certain limitations and legal requirements. See Sections 1 and 15.

   Tendering shareholders whose shares of common stock are registered in their own names and who tender directly to American Stock Transfer & Trust Company, the Depositary for the Offer, will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 7 to the Letter of Transmittal, stock transfer taxes on the purchase of shares of common stock by us under the Offer. If you own your shares of common stock through a bank, broker, dealer, trust company or other nominee and that person tenders your shares of common stock on your behalf, that person may charge you a fee for doing so. You should consult your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply.

   OUR OBLIGATION TO ACCEPT, AND PAY FOR, SHARES OF COMMON STOCK VALIDLY TENDERED PURSUANT TO THE OFFER IS CONDITIONED UPON SATISFACTION OR WAIVER OF THE OTHER CONDITIONS, INCLUDING (I) SHAREHOLDERS TENDERING AND NOT WITHDRAWING BEFORE THE EXPIRATION TIME IN THE AGGREGATE A MINIMUM OF 500,000 SHARES (THE "MINIMUM SHARE CONDITION") AND (II) THE RECEIPT BY TB WOOD'S OF SUBORDINATED DEBT FINANCING ON TERMS AND CONDITIONS SATISFACTORY TO TB WOOD'S, IN ITS REASONABLE JUDGMENT, IN AN AMOUNT (EXPECTED TO BE $10 MILLION) SUFFICIENT TO PURCHASE SHARES OF COMMON STOCK PURSUANT TO THE OFFER, TO FUND THE REPAYMENT OF CERTAIN OF OUR SENIOR BANK DEBT AND TO PAY RELATED FEES AND EXPENSES. SEE
SECTION 7 OF THIS OFFER TO PURCHASE, "CONDITIONS TO THE OFFER".

   OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS NOR THE INFORMATION AGENT IS MAKING ANY RECOMMENDATION WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OF COMMON STOCK OR AT WHAT PURCHASE PRICE OR PURCHASE PRICES YOU SHOULD CHOOSE TO TENDER YOUR SHARES OF COMMON STOCK. YOU MUST DECIDE WHETHER TO TENDER YOUR SHARES OF COMMON STOCK AND, IF SO, HOW MANY SHARES OF COMMON STOCK TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES OF COMMON STOCK WITH YOUR BROKER OR OTHER FINANCIAL OR TAX ADVISOR WITH RESPECT TO YOUR PARTICULAR SITUATION. OUR DIRECTORS AND EXECUTIVE OFFICERS HAVE ADVISED US THAT THEY DO NOT INTEND TO TENDER ANY OF THEIR OWN SHARES OF COMMON STOCK IN THE OFFER. THOMAS C. FOLEY, ONE OF OUR DIRECTORS AND OUR LARGEST SHAREHOLDER, HAS INFORMED US THAT HE DOES NOT INTEND TO TENDER SHARES PURSUANT TO THE OFFER, ALTHOUGH HE MAY CONSIDER SELLING SHARES INTO THE MARKETPLACE OR TO THIRD PERSONS DURING OR AFTER COMPLETION OF THE OFFER.

   Section 14 of this Offer to Purchase, "United States Federal Income Tax Consequences," describes various United States federal income tax consequences of a sale of shares of common stock under the Offer.

   We will pay the fees and expenses incurred in connection with the Offer by American Stock Transfer & Trust Company, the Depositary for this Offer, and D.F. King & Co., Inc., the Information Agent for this Offer. See Section 16.

   As of August 8, 2005, there were 5,192,448 shares of common stock issued and outstanding. The 750,000 shares of common stock that we are offering to purchase hereunder represent approximately 14.44% of the outstanding shares of common stock. The shares of common stock are listed and traded on the Nasdaq National Market under the symbol "TBWC." On July 29, 2005, the last full trading day before we announced our intention to make the offer, the closing price of the shares of common stock on the Nasdaq National Market was $5.17 per share. On August 8, 2005, the last full trading day before commencement of the Offer, the closing price of the shares of common stock on the Nasdaq National Market was $6.04 per share. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES OF COMMON STOCK BEFORE DECIDING WHETHER AND
AT WHAT PURCHASE PRICE OR PURCHASE PRICES TO TENDER THEIR SHARES OF COMMON STOCK. SEE SECTION 8.

   THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT YOU SHOULD READ CAREFULLY BEFORE YOU MAKE ANY DECISION REGARDING THE OFFER.

                                THE TENDER OFFER


1. NUMBER OF SHARES; PRORATION

   General. Upon the terms and subject to the conditions of the Offer, we will purchase 750,000 shares of common stock, or if a lesser number of shares of common stock are properly tendered and subject to the Minimum Share Condition described below, all shares of common stock that are properly tendered and not properly withdrawn in accordance with Section 4, at prices not in excess of $7.50 nor less than $5.00 per share, net to the seller in cash, without interest.

   The term "Expiration Time" means 12:00 midnight, New York City time, on Tuesday, September 6, 2005, unless and until we, in our reasonable discretion, shall have extended the period of time during which the Offer will remain open, in which event the term "Expiration Time" shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 15 for a description of our right to extend, delay, terminate or amend the Offer. In accordance with the rules of the Securities and Exchange Commission (the "Commission" or the "SEC"), we may, and we expressly reserve the right to, purchase under the Offer an additional amount of shares of common stock not to exceed 2% of the outstanding shares of common stock (approximately 104,000 shares) without amending or extending the Offer. See Section 15.

   In the event of an over-subscription of the Offer as described below, shares of common stock tendered at or below the purchase price will be subject to proration, except for conditional tenders whose condition was not met, which will not be purchased. The proration period and withdrawal rights expire on the Expiration Time.

   If we:

     o increase the price to be paid for shares of common stock above $7.50 per share or decrease the price to be paid for shares of common stock below $5.00 per share;

     o increase the number of shares of common stock being sought in the Offer and such increase in the number of shares of common stock being sought exceeds 2% of the outstanding shares of common stock (approximately 104,000 shares); or

     o    decrease the number of shares of common stock being sought; and

the Offer is scheduled to expire at any time earlier than the expiration of a period ending at 12:00 midnight, New York City time on the tenth business day (as defined below) from, and including, the date that notice of any such increase or decrease is first published, sent or given in the manner specified in Section 15, the Offer will be extended until the expiration of such period of ten business days. For the purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

   THE OFFER IS SUBJECT TO A NUMBER OF CONDITIONS, INCLUDING (I) SHAREHOLDERS TENDERING AND NOT WITHDRAWING BEFORE THE EXPIRATION TIME IN THE AGGREGATE A MINIMUM OF 500,000 SHARES (THE "MINIMUM SHARE CONDITION") AND (II) THE RECEIPT BY TB WOOD'S OF SUBORDINATED DEBT FINANCING ON TERMS AND CONDITIONS SATISFACTORY TO TB WOOD'S, IN ITS REASONABLE JUDGMENT, IN AN AMOUNT (EXPECTED TO BE $10 MILLION) SUFFICIENT TO PURCHASE SHARES OF COMMON STOCK PURSUANT TO THE OFFER, TO FUND THE REPAYMENT OF CERTAIN OF OUR SENIOR BANK DEBT AND TO PAY RELATED FEES AND EXPENSES. SEE SECTION 7.

   In accordance with Instruction 5 of the Letter of Transmittal, shareholders desiring to tender shares of common stock must specify the price or prices, not in excess of $7.50 nor less than $5.00 per share, at which they are willing to sell their shares of common stock to us under the Offer. Alternatively, shareholders desiring to tender shares of common stock can choose not to specify a price and, instead, elect to tender their shares of common stock at the purchase price ultimately paid for shares of common stock properly tendered in the Offer, which could result in the tendering shareholder receiving a price per share as low as $5.00. As promptly as practicable following the Expiration Time, we will, in our sole discretion, determine the purchase price that we will pay for shares of common stock properly tendered and not properly withdrawn, taking into account the number of shares of common stock tendered and the prices specified by tendering shareholders. We will select the lowest purchase price, not in excess of $7.50 nor less than $5.00 net per share in cash, without interest, that will enable us to purchase 750,000 shares of common stock, or if a lesser number of shares of common stock are properly tendered and subject to the Minimum Share Condition described below, all shares of common stock that are properly tendered and not properly withdrawn under the Offer. Shares of common stock properly tendered under the Offer at or below the purchase price and not properly withdrawn will be purchased at the purchase price, upon the terms and subject to the conditions of the Offer, including the proration provisions. All shares of common stock tendered and not purchased under the Offer, including shares of common stock tendered at prices in excess of the purchase price and shares of common stock not purchased because of proration and conditional tender provisions, will be returned to the tendering shareholders or, in the case of shares of common stock delivered by book-entry transfer, credited to the account at the book-entry transfer facility from which the transfer had previously been made, at our expense promptly following the Expiration Time. By following the instructions to the Letter of Transmittal, shareholders can specify one minimum price for a specified portion of their shares of common stock and a different minimum price for other specified shares of common stock, but a separate Letter of Transmittal must be submitted for shares of common stock tendered at each price.

   If the number of shares of common stock properly tendered at or below the purchase price and not properly withdrawn is less than or equal to 750,000 shares, or such greater number of shares of common stock as we may elect to purchase, subject to applicable law, we will, upon the terms and subject to the conditions of the Offer including the Minimum Share Condition, purchase all shares of common stock so tendered at the purchase price.

   Priority of Purchases. Upon the terms and subject to the conditions of the Offer, if more than 750,000 shares of common stock, or such greater number of shares of common stock as we may elect to purchase (such additional shares not to exceed 2% of our outstanding shares of common stock), have been properly tendered at prices at or below the purchase price selected by us and not properly withdrawn, we will purchase properly tendered shares of common stock on the basis set forth below:

     o First, upon the terms and subject to the conditions of the Offer, we will purchase all shares of common stock tendered by any shareholder (as defined below) who properly tenders shares of common stock at a price at or below the purchase price selected by us.

     o Second, if necessary to permit us to purchase 750,000 shares of common stock (or such greater number of shares of common stock as we may elect to purchase, such additional shares not to exceed 2% of our outstanding shares of common stock (approximately 104,000 shares)), shares of common stock conditionally tendered (for which the condition was not initially satisfied) at or below the purchase price selected by us and not properly withdrawn, will, to the extent feasible be selected for purchase by random lot. To be eligible for purchase by random lot, shareholders whose shares of common stock are conditionally tendered must have tendered all of their shares of common stock.

   Therefore, all of the shares of common stock that a shareholder tenders in the Offer may not be purchased even if they are tendered at prices at or below the purchase price or, if a tender is conditioned upon the purchase of a specified number of shares of common stock, it is possible that none of those shares of common stock will be purchased even though those shares of common stock were tendered at prices at or below the purchase price.

   Proration. If proration of tendered shares is required, we will determine the proration factor as promptly as practicable following the Expiration Time. Proration for each shareholder tendering shares of common stock will be based on the ratio of the number of shares of common stock tendered by the shareholder to the total number of shares of common stock tendered by all shareholders at or below the purchase price selected by us, subject to conditional tenders. Because of the difficulty in determining the number of shares of common stock properly tendered and not properly withdrawn, we expect that we will not be able to announce the final proration factor or commence payment for any shares of common stock purchased pursuant to the Offer until approximately seven to ten business days after the Expiration Time. The preliminary results of any proration will be announced by press release as promptly as practicable after the Expiration Time. After the Expiration Time, shareholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

   As described in Section 14, the number of shares of common stock that we will purchase from a shareholder under the Offer may affect the United States federal income tax consequences to that shareholder and, therefore, may be relevant to a shareholder's decision whether or not to tender shares of common stock.

   This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares of common stock and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares of common stock.

2. PURPOSE OF THE TENDER OFFER

   Purpose of the Tender Offer. Our management and Board of Directors have evaluated our operations, strategy and expectations for the future and believe that the Offer is a prudent use of our financial resources given our business profile, our assets and recent market prices for our common stock.

   We believe that the modified "Dutch Auction" tender offer set forth herein represents a mechanism to provide all of our shareholders with the opportunity to tender all or a portion of their shares of common stock and, thereby, receive a return of capital if they so elect. The Offer also provides shareholders (particularly those who, because of the size of their stockholdings, might not be able to sell their shares of common stock without potential disruption to the share price) with an opportunity to obtain liquidity at a premium over recent market prices with respect to all or a portion of their shares of common stock, without potential disruption to the share price and the usual transaction costs associated with market sales. In addition, shareholders who do not participate in the Offer will automatically increase their relative percentage interest in us and our future operations at no additional cost to them. As a result, our Board of Directors believes that investing in our own shares of common stock in this manner is an attractive use of capital and an efficient means to provide value to our shareholders.

   After the Offer is completed, we believe that our anticipated cash flow from operations, access to credit facilities and capital markets and financial condition will be adequate for our needs. However, actual experience may differ significantly from our expectations. See "Forward Looking Statements." In considering the Offer, our management and the Board of Directors took into account the expected financial impact of the Offer, including our increased indebtedness as described in Section 9.

   NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS NOR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY SHARES OF COMMON STOCK OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH SHAREHOLDERS MAY CHOOSE TO TENDER THEIR SHARES OF COMMON STOCK. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. SHAREHOLDERS SHOULD CAREFULLY EVALUATE ALL INFORMATION IN THE OFFER AND SHOULD MAKE THEIR OWN DECISIONS ABOUT WHETHER TO TENDER SHARES OF COMMON STOCK AND, IF SO, HOW MANY SHARES OF COMMON STOCK TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH TO TENDER. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL. SHAREHOLDERS ARE ALSO URGED TO CONSULT WITH THEIR TAX ADVISORS TO DETERMINE THE CONSEQUENCES TO THEM OF PARTICIPATING OR NOT PARTICIPATING IN THE OFFER. IN ADDITION, WE HAVE BEEN INFORMED THAT NONE OF OUR DIRECTORS OR EXECUTIVE OFFICERS INTEND TO TENDER ANY OF THEIR OWN SHARES OF COMMON STOCK IN THE OFFER. THOMAS C. FOLEY, ONE OF OUR DIRECTORS AND OUR LARGEST SHAREHOLDER, HAS INFORMED US THAT HE DOES NOT INTEND TO TENDER SHARES PURSUANT TO THE OFFER, ALTHOUGH HE MAY CONSIDER SELLING SHARES INTO THE MARKETPLACE OR TO THIRD PERSONS DURING OR AFTER COMPLETION OF THE OFFER.

   Certain Effects of the Offer. Shareholders who do not tender their shares of common stock pursuant to the Offer and shareholders who otherwise retain an equity interest in the Company as a result of a partial tender of shares of common stock or a proration will continue to be owners of the Company. As a result, those shareholders will realize a proportionate increase in their relative equity interest in the Company and, thus, in our future earnings and assets, if any, and will bear the attendant risks associated with owning our equity securities, including risks resulting from our purchase of shares of common stock. We can give no assurance, however, that we will not issue additional shares or equity interests in the future. Shareholders may be able to sell non-tendered shares in the future on the Nasdaq National Market or otherwise, at a net price significantly higher than the purchase price in the Offer. We can give no assurance, however, as to the price at which a shareholder may be able to sell his or her shares of common stock in the future, which may be higher or lower than the purchase price paid by us in the Offer.

   Shares of common stock we acquire pursuant to the Offer will be canceled and returned to the status of authorized but unissued stock and will be available for us to issue without further shareholder action (except as required by applicable law or the rules of the Nasdaq National Market) for purposes including, without limitation, acquisitions, raising additional capital and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors.

   The Offer will reduce our "public float" (the number of shares of common stock owned by non-affiliate shareholders and available for trading in the securities markets). This reduction in our public float may result in lower stock prices and/or reduced liquidity in the trading market for the common stock following completion of the Offer.

   Because our directors and officers are not expected to tender any of their own shares of common stock, the Offer will increase their proportional holdings. In particular, Thomas C. Foley, one of our directors and our largest shareholder, has advised us that he does not intend to participate in the Offer with respect to his own shares of common stock, although he may consider selling shares into the marketplace or to third persons during or after completion of the Offer. The beneficial ownership of Mr. Foley, who beneficially owns approximately 36.30% of the total number of outstanding shares of common stock, will increase to approximately 42.43% of the total number of outstanding shares of common stock, assuming that the maximum 750,00 shares of common stock are purchased in the Offer. See Section 11.

   The Offer also provides our shareholders with an efficient way to sell their shares without incurring brokers' fees or commissions. Where shares of common stock are tendered by the registered owner of those shares of common stock directly to the Depositary, the sale of those shares of common stock in the Offer will permit the seller to avoid the usual transaction costs associated with open market sales.

   In connection with the consummation of the Offer, we except to incur $10 million of additional debt as described in Section 9. At July 1, 2005, on a pro forma basis after giving effect to the Offer assuming the purchase by us of 750,000 shares of common stock at the mid-point price of $6.25 per share, we would have had approximately $6,750,000 of short-term and long-term indebtedness outstanding and shareholders' equity of approximately $21,921,000. Our additional indebtedness could have important consequences to our shareholders, such as requiring us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes; or limiting our flexibility in planning for, or reacting to, changes in our businesses and the industry in which we operate; or place us at a competitive disadvantage compared to our competitors that have less debt. See "Selected Historical and Pro Forma Financial Information" in Section 10.

   Litigation. The Company is a party to various legal actions arising in the ordinary course of business. The Company does not believe that the outcome of any of these actions will have a materially adverse affect on the consolidated financial position of the Company.

   Other Plans. Except as otherwise disclosed in this Offer to Purchase, we currently have no plans, proposals or negotiations underway that relate to or would result in:

     o any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

     o any purchase, sale or transfer of an amount of our assets or any of our subsidiaries' assets which is material to us and our subsidiaries, taken as a whole;

     o any material change in our present board of directors or management or any plans or proposals to change the number or the term of directors (although we may fill vacancies arising on the board) or to change any material term of the employment contract of any executive officer;

     o any material change in our present dividend policy of not paying cash dividends;

     o any material change in our capitalization or our corporate structure or our business;

     o our equity securities ceasing to be authorized to be quoted on the Nasdaq National Market;

     o our equity securities becoming eligible for termination of registration under Section 12(g) of the Exchange Act;

     o the suspension of our obligation to file reports under Section 13 of the Exchange Act; or

     o the acquisition or disposition by any person of our securities, other than the grant of warrants to our proposed new subordinated debt lenders described in Section 9, "Source and Amount of Funds".

3. PROCEDURES FOR TENDERING SHARES

   Valid Tender. For a shareholder to make a valid tender of shares of common stock under the Offer (i) the Depositary must receive, at one of the addresses set forth on the back cover of this Offer to Purchase and prior to the Expiration Time:

     o a Letter of Transmittal, or a facsimile thereof, properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an agent's message (see "-- Book-Entry Transfer" below), and any other required documents; and

     o either certificates representing the tendered shares or, in the case of tendered shares delivered in accordance with the procedures for book-entry transfer we describe below, a book-entry confirmation of that delivery (see "-- Book-Entry Transfer" below); or

(ii) the tendering shareholder must, before the Expiration Time, comply with the guaranteed delivery procedures we describe below.

   The valid tender of shares of common stock by you by one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer.

   IN ACCORDANCE WITH INSTRUCTION 5 OF THE LETTER OF TRANSMITTAL, EACH SHAREHOLDER DESIRING TO TENDER SHARES OF COMMON STOCK PURSUANT TO THE OFFER MUST EITHER (1) CHECK THE BOX IN THE SECTION OF THE LETTER OF TRANSMITTAL CAPTIONED "SHARES TENDERED AT PRICE DETERMINED PURSUANT TO THE OFFER" OR (2) CHECK ONE OF THE BOXES CORRESPONDING TO THE PRICE AT WHICH SHARES OF COMMON STOCK ARE BEING TENDERED IN THE SECTION OF THE LETTER OF TRANSMITTAL CAPTIONED "PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED." A TENDER OF SHARES OF COMMON STOCK WILL BE PROPER IF AND ONLY IF, ONE OF THESE BOXES IS CHECKED ON THE LETTER OF TRANSMITTAL.

   If tendering shareholders wish to maximize the chance that their shares of common stock will be purchased, they should check the box in the section of the Letter of Transmittal captioned "Shares Tendered at Price Determined Pursuant to the Offer." Note that this election could result in the tendered shares being purchased at the minimum price of $5.00 per share.

   If tendering shareholders wish to indicate a specific price (in multiples of $0.25) at which their shares of common stock are being tendered, they must check a box under the section captioned "Price (in dollars) per Share at Which Shares Are Being Tendered." Tendering shareholders should be aware that this election could mean that none of their shares of common stock will be purchased if they check a box other than the box representing the lowest price.

   A shareholder who wishes to tender shares of common stock at more than one price must complete separate Letters of Transmittal for each price at which shares of common stock are being tendered. The same shares of common stock cannot be tendered (unless previously properly withdrawn in accordance with the terms of the Offer) at more than one price.

   We urge shareholders who hold shares through brokers or banks to consult the brokers or banks to determine whether transaction costs are applicable if they tender shares of common stock through the brokers or banks and not directly to the Depositary.

   Book-Entry Transfer. For purposes of the Offer, the Depositary will establish an account for the shares of common stock at The Depositary Trust Company (the "book-entry transfer facility") within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of shares of common stock by causing the book-entry transfer facility to transfer those shares of common stock into the Depositary's account in accordance with the book-entry transfer facility's procedures for that transfer. Although delivery of shares of common stock may be effected through book-entry transfer into the Depositary's account at the book-entry transfer facility, the Letter of Transmittal, or a facsimile thereof, properly completed and duly executed, with any required signature guarantees, or an agent's message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of the addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time, or the tendering shareholder must comply with the guaranteed delivery procedures we describe below.

   The confirmation of a book-entry transfer of shares of common stock into the Depositary's account at the book-entry transfer facility as we describe above is referred to herein as a "book-entry confirmation." DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES WILL NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

   The term "agent's message" means a message transmitted by the book-entry transfer facility to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that the book-entry transfer facility has received an express acknowledgment from the participant tendering shares of common stock through the book-entry transfer facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

   THE METHOD OF DELIVERY OF SHARES OF COMMON STOCK, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. SHARES OF COMMON STOCK WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF YOU PLAN TO MAKE DELIVERY BY MAIL, WE RECOMMEND THAT YOU DELIVER BY REGISTERED MAIL WITH RETURN RECEIPT REQUESTED AND OBTAIN PROPER INSURANCE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

   TB Wood's Corporation 401(k) Plan. Participants in the TB Wood's Corporation 401(k) Plan wishing to tender any shares of common stock held in their accounts in the plan must follow the separate instructions and procedures described in this Section 3 and in the "Letter to Participants in the TB Wood's Corporation 401(k) Plan." Participants in the TB Wood's Corporation 401(k) Plan may instruct American Stock Transfer & Trust Company, as tabulator (the "Tabulator") on behalf of the trustee of the 401(k) Plan, Prudential Retirement (the "401(k) Trustee"), to tender shares held in the 401(k) Plan in accordance with the procedures described in the "Letter to Participants in the TB Wood's Corporation 401(k) Plan" prior to 6:00 p.m. on Wednesday, August 31, 2005. All 401(k) Plan participant instructions timely received by the Tabulator will be combined and submitted to the 401(k) Trustee and the Depositary in one or more Letters of Transmittal, as necessary on behalf of all participants in the 401(k) Plan who timely tendered all or a portion of the shares of common stock held in their 401(k) Plan accounts at the prices selected by the 401(k) Plan participants. All documents furnished to shareholders generally in connection with the Offer will be made available to participants whose 401(k) Plan accounts include shares of common stock. Participants in the TB Wood's Corporation 401(k) Plan cannot use the Letter of Transmittal to direct the tender of shares of common stock held under the 401(k) Plan. Participants in the TB Wood's Corporation 401(k) Plan who also hold shares of common stock outside of the 401(k) Plan, however, must use the Letter of Transmittal to tender shares of common stock held outside the 401(k) Plan.

   Our 401(k) Plan is prohibited by law from selling shares of common stock to us for a price that is less than the prevailing market price of our common stock. Accordingly, if a participant elects to tender shares of common stock at a price that is lower than the closing price of our common stock on the date the Offer expires, the tender price a participant elects will be deemed to have been increased to the closest tender price that is not less than the closing price of our common stock on the Nasdaq National Market on the date the Offer expires. This could result in a participant's shares of common stock held in our 401(k) Plan not being purchased in the Offer. If the closing price of our shares of common stock on the date the Offer expires is greater than the maximum price available in the Offer, none of the shares of common stock will be tendered and a participant's direction to tender will be deemed to have been withdrawn.

   The cash proceeds received by our 401(k) Plan from any tender of common stock from a participant's plan account will be deposited in the participant's 401(k) Plan account and invested in the 401(k) Plan's Guaranteed Income Fund until the participant allocates the proceeds among the various investment funds under our 401(k) Plan according to the participant's personal investment strategy.

   Participants in our 401(k) Plan are urged to read the separate "Letter to Participants in the TB Wood's Corporation 401(k) Plan" and related materials carefully. This letter contains additional information regarding the potential tax consequences of tendering any shares of common stock from a participant's plan account.

   Signature Guarantees. No signature guarantee will be required on a Letter of Transmittal for shares of common stock tendered thereby if:

     o the "registered holder(s)" of those shares signs the Letter of Transmittal and has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal; or

     o those shares are tendered for the account of an "eligible institution."

   For purposes hereof, a "registered holder" of tendered shares will include any participant in the book-entry transfer facility's system whose name appears on a security position listing as the owner of those shares, and an "eligible institution" is a "financial institution," which term includes most commercial banks, savings and loan associations and brokerage houses, that is a participant in any of the following: (i) the Securities Transfer Agents Medallion Program; (ii) the New York Stock Exchange, Inc. Medallion Signature Program; or (iii) the Stock Exchange Medallion Program.

   Except as we describe above, all signatures on any Letter of Transmittal for shares of common stock tendered thereby must be guaranteed by an eligible institution. See Instructions 1 and 6 to the Letter of Transmittal. If the certificates for shares of common stock are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for shares of common stock not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 6 to the Letter of Transmittal.

   Guaranteed Delivery. If you wish to tender shares of common stock under the Offer and your certificates for shares of common stock are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Time, your tender may be effected if all the following conditions are met:

     o    your tender is made by or through an eligible institution;

     o a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form we provide, is received by the Depositary, as provided below, prior to the Expiration Time; and

     o the Depositary receives, at one of the addresses set forth on the back cover of this Offer to Purchase and within the period of three trading days after the date of execution of that Notice of Guaranteed Delivery, either: (i) the certificates representing the shares of common stock being tendered together with (1) a Letter of Transmittal, or a facsimile thereof, relating thereto which has been properly completed and duly executed and includes all signature guarantees required thereon and (2) all other required documents; or
          (ii) in the case of any book-entry transfer of the shares of common stock being tendered which is effected in accordance with the book-entry transfer procedures we describe above under "-- Book-Entry Transfer" within the same three-trading day period (1) either a Letter of Transmittal, or a facsimile thereof, relating thereto which has been properly completed and duly executed and includes all signature guarantees required thereon or an agent's message, (2) a book-entry confirmation relating to that transfer and (3) all other required documents.

   For these purposes, a "trading day" is any day on which the Nasdaq National Market is open for business.

   A Notice of Guaranteed Delivery must be delivered to the Depositary by hand, facsimile transmission or mail and must include a guarantee by an eligible institution in the form set forth in the Notice of Guaranteed Delivery that is to be delivered to the Depositary.

   Other Requirements. Notwithstanding any other provision hereof, payment for shares of common stock accepted for payment under the Offer will in all cases be made only after timely receipt by the Depositary of:

     o certificates representing, or a timely book-entry confirmation respecting, those shares;

     o a Letter of Transmittal, or a facsimile thereof, properly completed and duly executed, with any required signature guarantees thereon, or, in the case of a book-entry transfer, an agent's message in lieu of a Letter of Transmittal; and

     o    any other documents the Letter of Transmittal requires.

   Accordingly, tendering shareholders may be paid at different times depending on when certificates representing, or book-entry confirmations respecting, their shares of common stock are actually received by the Depositary.

   UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE PURCHASE PRICE OF THE SHARES OF COMMON STOCK WE PURCHASE IN THE OFFER, REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE OFFER OR ANY DELAY IN MAKING THAT PAYMENT.

   Tendering Shareholder's Representation and Warranty. Our Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender shares of common stock for such person's own account unless at the time of tender and at the Expiration Time such person has a "net long position" in (a) the shares of common stock that is equal to or greater than the amount tendered and will deliver or cause to be delivered such shares for the purpose of tendering to us within the period specified in the Offer or
(b) other securities immediately convertible into, exercisable for or exchangeable into shares of common stock ("Equivalent Securities") that is equal to or greater than the amount tendered and, upon the acceptance of such tender, will acquire such shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of shares of common stock made pursuant to any method of delivery set forth herein will constitute the tendering shareholder's representation and warranty to us that (a) such shareholder has a "net long position" in shares of common stock or Equivalent Securities being tendered within the meaning of Rule 14e-4, and (b) such tender of shares of common stock complies with Rule 14e-4. Our acceptance for payment of shares of common stock tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and us upon the terms and subject to the conditions of the Offer.

   Determination of Validity. All questions as to the number of shares of common stock to be accepted, the price to be paid for shares of common stock to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares of common stock will be determined by us, in our reasonable discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders we determine not to be in proper form or the acceptance for payment of, or payment for, shares of common stock which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any conditions of the Offer with respect to all shareholders or any defect or irregularity in any tender with respect to any particular shares of common stock or any particular shareholder whether or not we waive similar defects or irregularities in the case of other shareholders. No tender of shares of common stock will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of us, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms of and conditions to the

Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding. By tendering shares of common stock to us, you agree to accept all decisions we make concerning these matters and waive any right you might otherwise have to challenge those decisions.

   Backup U.S. Federal Income Tax Withholding. Under the U.S. federal income tax laws, payments in connection with the transaction may be subject to "backup withholding" at a rate of 28%, unless a shareholder that holds shares of common stock:

     o provides a correct taxpayer identification number (which, for an individual shareholder, is the shareholder's social security number) and certifies, under penalties of perjury, that he or she is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules; or

     o is a corporation or comes within other exempt categories and, when required, demonstrates this fact and otherwise complies with applicable requirements of the backup withholding rules.

   Any amount withheld under these rules will be creditable against the U.S. holder's U.S. federal income tax liability or refundable to the extent that it exceeds such liability if the U.S. holder provides the required information to the Internal Revenue Service. A shareholder that does not provide a correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. To prevent backup U.S. federal income tax withholding on cash payable under the Offer, each shareholder should provide the Depositary with his or her correct taxpayer identification number and certify that he or she is not subject to backup U.S. federal income tax withholding by completing the Substitute Internal Revenue Service Form W-9 included in the Letter of Transmittal. Foreign shareholders should complete and sign the appropriate Internal Revenue Service Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 10 to the Letter of Transmittal.

   Lost Certificates. If the share certificates which a registered holder wants to surrender have been lost, destroyed or stolen, the shareholder should promptly notify the Depositary at (800) 937-5449. The Depositary will instruct the shareholder as to the steps that must be taken in order to replace the certificates.

   WE WILL DECIDE, IN OUR REASONABLE DISCRETION, ALL QUESTIONS AS TO THE NUMBER OF SHARES OF COMMON STOCK TO BE ACCEPTED, THE PRICE TO BE PAID FOR SHARES OF COMMON STOCK TO BE ACCEPTED AND THE VALIDITY, FORM, ELIGIBILITY (INCLUDING
TIME OF RECEIPT) AND ACCEPTANCE FOR PAYMENT OF ANY TENDER OF SHARES OF COMMON STOCK, AND EACH SUCH DECISION WILL BE FINAL AND BINDING ON ALL PARTIES.

4. WITHDRAWAL RIGHTS

   Except as this Section 4 otherwise provides, tenders of shares of common stock are irrevocable. You may withdraw shares of common stock that you have previously tendered under the Offer according to the procedures we describe below at any time prior to the Expiration Time for all shares of common stock except those subject to the TB Wood's Corporation 401(k) Plan. Participants in the TB Wood's Corporation 401(k) Plan who wish to withdraw tenders of shares of common stock held in the plan must follow the instructions in the "Letter to Participants in the TB Wood's Corporation 401(k) Plan," furnished separately. You may also withdraw your previously tendered shares of common stock at any time after 12:00 midnight, New York City time, on Tuesday, October 4, 2005, unless such shares have been accepted for payment as provided in the Offer.

   For a withdrawal to be effective, a written notice of withdrawal must:

     o be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; and

     o specify the name of the person having tendered the shares of common stock to be withdrawn, the number of shares of common stock to be withdrawn and the name of the registered holder of the shares of common stock to be withdrawn, if different from the name of the person who tendered the shares of common stock.

   If certificates for shares of common stock have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, the serial numbers shown on those certificates must be submitted to the Depositary and, unless an eligible institution has tendered those shares, an eligible institution must guarantee the signatures on the notice of withdrawal.

   If shares of common stock have been delivered in accordance with the procedures for book-entry transfer described in Section 3 of this Offer to Purchase, "Procedures for Tendering Shares," any notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn shares and otherwise comply with the book-entry transfer facility's procedures.

   Withdrawals of tenders of shares of common stock may not be rescinded, and any shares of common stock properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn shares may be retendered at any time prior to the Expiration Time by again following one of the procedures described in Section 3 of this Offer to Purchase, "Procedures for Tendering Shares."

   We will decide, in our reasonable discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal, and each such decision will be final and binding. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of shares of common stock by any shareholder, whether or not we waive similar defects or irregularities in the case of any other shareholder. None of us, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

   If we extend the Offer, are delayed in our purchase of shares of common stock, or are unable to purchase shares of common stock under the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf, and such shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4.

5. PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE

   Upon the terms and subject to the conditions of the Offer, as promptly as practicable following the Expiration Time, we will (1) determine a single per share purchase price we will pay for the shares of common stock properly tendered and not properly withdrawn, taking into account the number of shares of common stock tendered and the prices specified by tendering shareholders, and (2) accept for payment and pay the purchase price for (and thereby purchase) up to 750,000 shares of common stock properly tendered at prices at or below the purchase price and not properly withdrawn.

   Subject to applicable rules of the SEC, we expressly reserve the right to delay acceptance for payment of, or payment for, shares of common stock in anticipation of governmental regulatory approvals. We remain, however, obliged to pay the purchase price of the shares of common stock accepted for payment promptly after the Expiration Time.

   For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to proration and conditional tender provisions of the Offer, shares of common stock that are properly tendered at or below the purchase price selected by us and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares of common stock for payment pursuant to the Offer.

   Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the per share purchase price for all of the shares of common stock accepted for payment pursuant to the Offer promptly after the Expiration Time. In all cases, payment for shares of common stock tendered and accepted for payment pursuant to the Offer will be made promptly, subject to possible delay in the event of proration, but only after timely receipt by the Depositary of:

     o certificates for shares of common stock, or of a timely book-entry confirmation of shares of common stock into the Depositary's account at the book-entry transfer facility,

     o a properly completed and duly executed Letter of Transmittal (or manually signed facsimile of the Letter of Transmittal), or, in the case of a book-entry transfer, an agent's message, and

     o    any other required documents.

   We will pay for shares of common stock purchased pursuant to the Offer by depositing the aggregate purchase price for the shares of common stock with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders.

   In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment as soon as practicable after the Expiration Time. However, we expect that we will not be able to announce the final results of any proration or commence payment for any shares of common stock purchased pursuant to the Offer until approximately seven to ten business days after the Expiration Time. Certificates for all shares of common stock tendered and not purchased, including all shares of common stock tendered at prices in excess of the purchase price and shares of common stock not purchased due to proration will be returned or, in the case of shares of common stock tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant who delivered the shares of common stock, to the tendering shareholder at our expense as promptly as practicable after the Expiration Time or termination of the Offer without expense to the tendering shareholders.

   UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE PURCHASE PRICE, INCLUDING BUT NOT LIMITED TO, BY REASON OF ANY DELAY IN MAKING PAYMENT. IN ADDITION, IF CERTAIN EVENTS OCCUR, WE MAY NOT BE OBLIGATED TO PURCHASE SHARES OF COMMON STOCK PURSUANT TO THE OFFER. SEE SECTION 7.

   We will pay all stock transfer taxes, if any, payable on the transfer to us of shares of common stock purchased pursuant to the Offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased shares of common stock are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted. See Instruction 7 of the Letter of Transmittal.

   ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING OF 28% OF THE GROSS PROCEEDS PAID TO THE SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTION 3. ALSO SEE SECTION 14 REGARDING UNITED STATES FEDERAL INCOME TAX CONSEQUENCES FOR NON-UNITED STATES SHAREHOLDERS.

6. CONDITIONAL TENDER OF SHARES

   In the event of an over-subscription of the Offer, shares of common stock tendered at or below the purchase price prior to the Expiration Time will be subject to proration. See Section 1. As discussed in Section 14, the number of shares of common stock to be purchased from a particular shareholder may affect the tax treatment of the purchase to the shareholder and the shareholder's decision whether to tender. Accordingly, a shareholder may tender shares of common stock subject to the condition that a specified minimum number of the shareholder's shares of common stock tendered pursuant to a Letter of Transmittal must be purchased if any shares of common stock tendered are purchased. Any shareholder desiring to make a conditional tender must so indicate in the box entitled "Conditional Tender" in the Letter of Transmittal. SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF PARTICIPATING IN THE OFFER.

   Any tendering shareholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of shares of common stock that must be purchased if any are to be purchased. After the Offer expires, if more than 750,000 shares of common stock (or such greater number of shares of common stock as we may elect to purchase, such additional shares not to exceed 2% of our outstanding shares of common stock (approximately 104,000 shares)) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares of common stock properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares of common stock to be purchased from any shareholder (tendered pursuant to a Letter of Transmittal) below the minimum number specified, the tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares of common stock tendered by a shareholder subject to a conditional tender pursuant to the Letter of Transmittal and regarded as withdrawn as a result of proration will be returned at our expense.

   After giving effect to these withdrawals, we will accept the remaining shares of common stock properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of shares of common stock to be purchased to fall below 750,000 (or such greater number of shares of common stock as we may elect to purchase, such additional shares not to exceed 2% of our outstanding shares of common stock (approximately 104,000 shares)) then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been withdrawn to permit us to purchase 750,000 shares of common stock (or such greater number of shares of common stock as we may elect to purchase as described above). In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of shares of common stock to be purchased. To be eligible for purchase by random lot, shareholders whose shares of common stock are conditionally tendered must have tendered all of their shares of common stock.

7. CONDITIONS OF THE TENDER OFFER

   Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any shares of common stock tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares of common stock tendered, subject to Rule 13e-4(f) under the Exchange Act, if, at any time on or after August 9, 2005 and prior to the Expiration Time any of the following events shall have occurred (or shall have been reasonably determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events, make it inadvisable to proceed with the Offer or with acceptance for payment:

     o    the Minimum Share Condition is not satisfied;

     o we are or will be unable prior to the Expiration Time to obtain subordinated debt financing on terms and conditions satisfactory to us in our reasonable judgment, in an amount (expected to be $10 million) sufficient to purchase the shares of common stock pursuant to the Offer, to fund the repayment of $2.25 million of our senior bank debt and to pay related fees and expenses in connection with this Offer, the incurrence of the proposed subordinated debt financing and the repayment of a portion of our senior bank debt;

     o    there has occurred:

          o any general suspension of, or general limitation on prices for, or trading in, securities on any national securities exchange in the United States or in the over-the-counter market;

          o a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation (whether or not mandatory) by any governmental agency or authority on, or any other event that, in our reasonable judgment, could reasonably be expected to adversely affect, the extension of credit by banks or other financial institutions;

          o a material change in United States or any other currency exchange rates or a suspension of or limitation on the markets therefor;

          o the commencement or escalation of a war, armed hostilities or other similar national or international calamity directly or indirectly involving the United States;

          o a decrease in excess of 15% in the market price for our shares of common stock or in the Dow Jones Industrial Average, the Nasdaq Composite Index or the S&P 500 Composite Index; or

          o in the case of any of the foregoing existing at the time of the commencement of the Offer, in our reasonable judgment, a material acceleration or worsening thereof;

     o any change (or condition, event or development involving a prospective change) has occurred or been threatened in the business, properties, assets, liabilities, capitalization, shareholders' equity, financial condition, operations, licenses, results of operations or prospects of us or any of our subsidiaries or affiliates that, in our reasonable judgment, does or could reasonably be expected to have a materially adverse effect on us or any of our subsidiaries or affiliates, or we have become aware of any fact that, in our reasonable judgment, does or could reasonably be expected to have a material adverse effect on the value of the shares of common stock;

     o legislation amending the Internal Revenue Code of 1986, as amended (the "Code") has been passed by either the U.S. House of Representatives or the Senate or becomes pending before the U.S. House of Representatives or the Senate or any committee thereof, the effect of which, in our reasonable judgment, would be to change the tax consequences of the transaction contemplated by the Offer in any manner that would adversely affect us or any of our affiliates;

     o there has been threatened in writing, instituted, or pending any action, proceeding, application or counterclaim by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, or any other person or tribunal, domestic or foreign, which:

          o challenges or seeks to challenge, restrain, prohibit or delay the making of the Offer, the acquisition by us of the shares of common stock, or any other matter relating to the Offer, or seeks to obtain any material damages or otherwise relating to the transactions contemplated by the Offer;

          o seeks to make the purchase of, or payment for, some or all of the shares of common stock pursuant to the Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the shares of common stock;

          o seeks to impose limitations on our ability (or any affiliate of ours) to acquire or hold or to exercise full rights of ownership of the shares of common stock, including, but not limited to, the right to the shares of common stock purchased by us on all matters properly presented to our shareholders;

          o otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, shareholders' equity, financial condition, operations, licenses, results of operations or prospects of us or any of our subsidiaries or affiliates; or

          o otherwise relates to the Offer or which otherwise, in our reasonable judgment, could reasonably be expected to adversely affect us or any of our subsidiaries or affiliates or the value of the shares of common stock;

     o any action has been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries or affiliates by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment:

          o indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of shares of common stock thereunder;

          o could reasonably be expected to prohibit, restrict or delay consummation of the Offer; or

          o otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, shareholders' equity, financial condition, operations or results of operations of us or any of our subsidiaries or affiliates;

     o a tender or exchange offer for any or all of our outstanding shares of common stock (other than this Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or entity or has been publicly disclosed;

     o    we learn that:

          o any entity, "group" (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding shares of common stock, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before August 9, 2005); or

          o    any entity, group or person who has filed a Schedule 13D or
               Schedule 13G with the SEC on or before August 8, 2005 has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise, beneficial ownership of an additional 1% or more of our outstanding shares of common stock;

     o any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our shares of common stock, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our respective assets or securities;

     o any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer has not been obtained on terms satisfactory to us in our reasonable discretion; or

     o we determine that the consummation of the Offer and the purchase of the shares of common stock may:

          o cause the shares of common stock to be held of record by less than 300 persons; or

          o cause the shares of common stock to be delisted from the Nasdaq National Market or to be eligible for deregistration under the Exchange Act.

   The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition, and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion before the Expiration Time. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time prior to the Expiration Time. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Time. Any determination by us concerning the events described above will be final and binding on all parties.

8. PRICE RANGE OF THE SHARES

   The shares of common stock are traded on the Nasdaq National Market under the symbol "TBWC." The following table sets forth, for each of the periods indicated, the high and low sales prices per share as reported by the Nasdaq National Market based on published financial sources.


                                                                   HIGH     LOW
                                                                   -----   -----
YEAR ENDED JANUARY 2, 2004:
 First Quarter ................................................    $7.12   $4.00
 Second Quarter ...............................................    $7.22   $4.25
 Third Quarter ................................................    $9.21   $6.50
 Fourth Quarter ...............................................    $9.23   $7.60
YEAR ENDED DECEMBER 31, 2004:
 First Quarter ................................................    $9.00   $8.09
 Second Quarter ...............................................    $9.00   $6.21
 Third Quarter ................................................    $8.04   $5.27
 Fourth Quarter ...............................................    $6.78   $5.10
YEAR ENDING DECEMBER 31, 2005:
 First Quarter ................................................    $7.00   $5.10
 Second Quarter ...............................................    $6.48   $5.00
 Third Quarter (through August 8, 2005) .......................    $6.19   $4.77


   On July 29, 2005, the last full trading day before we announced our intention to make the offer, the closing price of the shares of common stock on the Nasdaq National Market was $5.17 per share. On August 8, 2005, which was the last full trading day before commencement of the Offer, the last reported sales price of the shares of common stock reported by the Nasdaq National Market was $6.04 per share. WE URGE SHAREHOLDERS TO OBTAIN A CURRENT MARKET PRICE FOR THE SHARES OF COMMON STOCK BEFORE DECIDING WHETHER AND AT WHAT PURCHASE PRICE OR PURCHASE PRICES TO TENDER THEIR SHARES OF COMMON STOCK.

9. SOURCE AND AMOUNT OF FUNDS

   Assuming that 750,000 shares of common stock are tendered in the Offer at a price between $5.00 and $7.50 per share, the aggregate purchase price will be between approximately $3.8 million and $5.6 million. We also plan to repay a portion of our senior bank debt and expect that funding required for the partial repayment and amendment of the Company's senior bank debt will be approximately $2.25 million and that the fees and expenses owed to the senior bank in connection with a two year extension of our senior bank debt in addition to the fees and expenses of this Offer and borrowing under our proposed new subordinated debt facility will be approximately $800,000.

   We anticipate that we will pay for the shares of common stock tendered in the Offer, repayment of $2.25 million of our senior bank debt and all expenses applicable to the Offer and related subordinated debt financing, primarily from the anticipated issuance of $10 million of senior subordinated notes by TB Wood's to be purchased by AEAMF pursuant to a securities purchase agreement. In connection with this subordinated debt financing, we expect that AEAMF will be granted a warrant to purchase shares of our common stock equal to up to 2.67% of our shares (on a fully diluted basis) at a price based upon the average trading price for the twenty trading days prior to this Offer. We expect borrowings under the subordinated debt facility to have an interest rate of 12% per annum and to have a maturity date seven years following initial borrowings thereunder.

   As set forth in Section 7, the Offer is subject to our receipt of subordinated debt financing on terms and conditions satisfactory to us, in our reasonable judgment, in an amount (expected to be $10 million) sufficient to purchase the shares of common stock pursuant to the Offer, to fund the repayment of certain of our senior bank debt and to pay related fees and expenses. We are currently negotiating the terms of this subordinated debt financing with AEAMF.

10.   CERTAIN INFORMATION CONCERNING TB WOOD'S

   General. We are an established designer, manufacturer and marketer of electronic and mechanical industrial power transmission products. We sell our products to North American and international manufacturers and users of industrial equipment. We are headquartered in Chambersburg, Pennsylvania, and our 148 year-old business operates seven manufacturing and six distribution facilities with approximately 800 employees in the United States, Canada, Mexico, Germany, Italy, and India. We have a network of more than 1,000 select independent and multi-branch distributors with over 3,000 locations in North America.

   TB Wood's Incorporated, our principal operating subsidiary which was founded in 1857, entered the power transmission industry in 1900 and was incorporated in 1906 in Pennsylvania as T.B. Wood's Sons Company. We were incorporated in 1995 to acquire the outstanding common stock of TB Wood's Incorporated. We classify our industrial power transmission business into two segments, mechanical and electronics. Our executive offices are located at 440 North Fifth Avenue, Chambersburg, PA 17201. Our telephone number is (717) 264 7161. The Company's Internet website address is www.tbwoods.com.

   Where You Can Find More Information. We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their remuneration, options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our shareholders and filed with the SEC. We also have filed an Issuer Tender Offer Statement on Schedule TO with the SEC that includes additional information relating to the Offer.

   These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC's customary charges, from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. These reports, proxy statements and other information concerning us also can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

   Incorporation by Reference. The rules of the SEC allow us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The Offer incorporates by reference the documents listed below, including the financial statements and the notes related thereto contained in those documents, that have been previously filed with the SEC. These documents contain important information about us.


   SEC FILINGS (FILE NO. 1-14182)             PERIOD OR DATE FILED
 ----------------------------------    -----------------------------------
Annual Report on Form 10-K             Fiscal year ended December 31, 2004

Proxy Statement on Schedule 14A        Filed April 4, 2005

Quarterly Report on Form 10-Q          Quarter ended March 31, 2005

Current Report on Form 8-K             July 26, 2005


   You can obtain any of the documents incorporated by reference in this document from us or from the SEC's web site at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents. You may request a copy of these filings at no cost, by writing or telephoning us at: Chief Financial Officer, 440 North Fifth Avenue, Chambersburg, PA 17201, Telephone: (717) 264 7161. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request. You can find additional information by visiting our website at: http://www.tbwoods.com.

Summary Historical and Pro Forma Financial Information. The following tables show (a) summary historical financial information about TB Wood's for the fiscal years ended January 2, 2004 and December 31, 2004 and the six-month period ended July 1, 2005 and (b) summary pro forma financial information for the fiscal year ended December 31, 2004 and for the six-month period ended July 1, 2005 assuming
(i) the purchase by us of 750,000 shares of common stock in the Offer at the mid-point price of $6.25 per share for an aggregate purchase price of $4.69 million, (ii) a $2.25 million repayment of our senior bank term debt, (iii) the incurrence of $800,000 for the fees and expenses owed to the senior bank (A) in connection with a two year extension of our senior bank debt (B) in connection with the subordinated debt facility and (C) in connection with this Offer, and
(iv) the borrowing and issuance of warrants under our proposed new subordinated debt facility bearing an interest rate of 12% per annum in an estimated amount of $10 million.

The summary historical financial information for our fiscal year ended January 2, 2004 and December 31, 2004 and for the quarter ended July 1, 2005 have been derived from our historical financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and in the Current Report on Form 8-K for the quarter ended July 1, 2005 which have been filed with the SEC and should be read in conjunction with, and is qualified in its entirety by reference to, those financial statements and the related notes thereto.

As previously disclosed in a press release dated August 1, 2005, the Company announced that it was in discussions with the SEC in connection with a comment letter the Company received during the second quarter of 2005 with respect to its Annual Report on Form 10-K for the year ended December 31, 2004 regarding its accounting treatment in the fourth quarter of 2004 of its post-employment healthcare benefits plan. In the fourth quarter of 2004, the Company recognized a non-recurring, non-cash pre-tax gain of $9.26 million in its income statement for the effective termination of its post-employment healthcare benefits plan. The Company is continuing discussions with the SEC regarding this matter.

The summary pro forma information is based on our financial information for the fiscal year ended December 31, 2004 and for the six-month ended July 1, 2005 and gives effect to the Offer's related subordinated debt financing and debt pay down as if they were completed at the beginning of the applicable period for income statement information and at July 1, 2005 for balance sheet information. The impact on interest expense reflected in the pro forma financial information is based on the terms of the existing senior bank debt and the anticipated amount borrowed under the proposed terms of the $10 million of subordinated notes, which are subject to change. The anticipated changes in indebtedness, shareholders' equity and interest expense do not adversely affect our belief in the benefits of the Offer.

The pro forma financial information is intended for information purposes only and does not purport to be indicative of the results that would actually have been obtained if the Offer had been completed at the dates indicated or that may be obtained at any date in the future.

SELECTED OPERATING DATA:


                                                                                                                         YEAR ENDED
                                                                                                                         JANUARY 2,
                                                SIX-MONTH ENDED JULY 1, 2005          YEAR ENDED DECEMBER 31, 2004          2004
                                             ----------------------------------    -----------------------------------   ----------
                                             ACTUAL    ADJUSTMENTS    PRO FORMA    ACTUAL     ADJUSTMENTS    PRO FORMA     ACTUAL
                                             -------   -----------    ---------   --------    -----------    ---------   ----------
                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net Sales................................    $55,555         $0        $55,555    $101,516           $0      $101,516      $96,415
                                             =======      =====        =======    ========       ======      ========      =======
Operating income.........................      2,695          0          2,695       8,610            0         8,610          911
Interest expense(1)......................      1,140        540          1,680       1,618        1,150         2,768          953
                                             -------   -----------    ---------   --------    -----------    ---------   ----------
Income (loss) before income taxes........      1,555       (540)         1,015       6,992       (1,150)        5,842          (42)
Income taxes.............................        686       (216)           470       2,037         (460)        1,577          319
                                             -------   -----------    ---------   --------    -----------    ---------   ----------
Net Income...............................       $869      ($324)          $545      $4,955        ($690)       $4,265        ($361)
                                             =======      =====        =======    ========       ======      ========      =======
Per Share amounts-
 Basic and Diluted:
 Basic net income per common share.......      $0.17                     $0.12       $0.96                      $0.97       $(0.07)
 Diluted net income per common share.....      $0.17                     $0.12       $0.96                      $0.97       $(0.07)
Weighted average shares of common stock
  outstanding:(2)
 Basic...................................      5,181       (750)         4,431       5,164         (750)        4,414        5,180
 Diluted.................................      5,183       (750)         4,433       5,166         (750)        4,416        5,180
Ratio of Earnings to Fixed Charges(3)....       1.58                       N/A        4.82                       2.93          N/A


SELECTED BALANCE SHEET DATA:


                                                                                   AT JULY 1, 2005             AT DECEMBER 31, 2004
                                                                          ----------------------------------   --------------------
                                                                          ACTUAL    ADJUSTMENTS    PRO FORMA          ACTUAL
                                                                         -------    -----------    ---------   --------------------
                                                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
 Cash and Equivalents ................................................   $ 2,008      $     0       $ 2,008           $   556
 Total current assets ................................................    37,875            0        37,875            38,069
 Net intangible assets(4) ............................................     6,826          700         7,526             6,842
 Total assets ........................................................    68,109          700        68,809            69,370

 Short-term debt(5) ..................................................     9,012       (2,262)        6,750             7,605
 Total current liabilities ...........................................    22,498       (2,262)       20,236            21,885
 Long-term debt(6) ...................................................    14,484        7,437        21,921            16,708
 Total liabilities ...................................................    37,643        5,175        42,818            39,635

 Total shareholders' equity(7) .......................................    30,466       (4,475)       25,991            29,735
 Shares outstanding(2) ...............................................     5,183         (750)        4,433             5,173
 Net book value per share ............................................     $5.88                      $5.86             $5.75

(1) Assumes (a) $10 million of proceeds from an unsecured subordinated debt agreement, $9.69 million of which will be allocated to indebtedness with coupon rate of 12% and $0.21 million of which will be allocated to detachable warrants, adjusted for discount accounted for by the interest method for portion of proceeds ascribed to detachable warrants, (b) reductions of existing revolver and term debt borrowings, as applicable under the terms of senior secured financing in place at the beginning of each period, and (c) amortization of $700 of legal and financing costs related to the senior and subordinated unsecured borrowings on a straight line basis over four (4) and seven (7) years terms, respectively.

(2)  Assumes maximum number of shares tendered (750,000).


(3) For the year ended January 2, 2004 and for the pro forma period for the six-months ended July 1, 2005, earnings were inadequate to cover fixed charges. The deficiencies were $42,000 and $255,000 for the year ended January 2, 2004 and for the pro forma period for the six-months ended July 1, 2005, respectively.


(4) Assumes legal and professional fees related to $700 of legal and debt cost fees related to both amended senior secured and subordinated unsecured financing.

(5) Assumes reduction of revolver loan borrowings to the extent proceeds from subordinated unsecured debt not used to fund stock repurchase, repayment of term indebtedness, and payment of related financing costs.

(6) Assumes new borrowings of unsecured subordinated indebtedness are used in part to repay $2.25 million of existing term debt.

(7) Assumes purchase of 750,000 shares at tender offer range mid-point of $6.25 per share, including $100,000 of related costs, offset by $0.31 million of proceeds ascribed to detachable warrants.

11. INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES

   As of August 8, 2005, there were 5,192,448 shares of common stock issued and outstanding. The 750,000 shares of common stock we are offering to purchase under the Offer represent approximately 14.44% of the total number of outstanding shares of common stock.

   As of August 8, 2005, our directors and executive officers as a group beneficially owned an aggregate of 2,046,060 shares of common stock, representing approximately 40.19% of the total number of outstanding shares. Our directors and executive officers are entitled to participate in the Offer on the same basis as all other shareholders. Our directors and executive officers have advised us that they do not intend to tender any of their own shares of common stock in the Offer. In particular, Thomas C. Foley, one of our directors and our largest shareholder, who beneficially owns approximately 36.30% of the total number of outstanding shares has advised us that he does not intend to tender any of his own shares of common stock in the Offer.

   The following table sets forth information with respect to beneficial ownership of the common stock as of July 1, 2005 by (i) each of our directors, our chairman, and each of the named officers, (ii) each person who is known by us to own beneficially more than 5% of the common stock and (iii) all of our directors and executive officers as a group. Except as noted below, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Except as otherwise listed below, the address of each person is c/o the Company, 440 North Fifth Avenue, Chambersburg, Pennsylvania 17201. Assuming we purchase 750,000 shares of common stock and that no director or executive officer tenders any of their own shares of common stock in the Offer (as is intended by our directors and executive officers), then after the purchase of shares of common stock under the Offer, the directors and executive officers as a group will beneficially own approximately 46.1% of the total number of outstanding shares.


                                                      NUMBER OF
NAME AND ADDRESS                                     COMMON STOCK     PERCENT
----------------                                      SHARES (1)    OF CLASS (2)
                                                     ------------   ------------
FMR Corp., Edward C. Johnson 3rd, Abigail P.
  Johnson,.......................................       679,500(3)      13.09%
 Fidelity Management & Research Company, and
 Fidelity Low Priced Stock Fund
   82 Devonshire Street
   Boston, MA 02109

Wellington Management Company, LLP ..............       523,200(4)      10.08%
   75 State Street
   Boston, MA 02109

Wellington Trust Company, NA ....................       393,200(5)       7.57%
   75 State Street
   Boston, MA 02109

Dimensional Fund Advisers, Inc. .................       341,900(6)       6.58%
   1299 Ocean Avenue
   Santa Monica, CA 90401

Royce & Associates ..............................       349,200(7)       6.73%
   1414 Avenue of the Americas
   New York, NY 10019

Bank of America Corporation .....................       314,613(8)       6.06%
   100 North Tryon Street, Floor 25
   Charlotte, NC 28255

Thomas C. Foley .................................     1,954,131(9)      37.63%
Director

James R. Swenson ................................        27,000             *
Chairman of the Board

Frank D. Osborn .................................        19,000             *
Director

Rick Lazio ......................................        16,000             *
Director

William T. Fejes, Jr. ...........................        25,000             *
President and CEO

Joseph C. Horvath ...............................        15,671             *
CFO - Vice President-Finance

Harold L. Coder III .............................        30,070             *
Vice President, Sales

All executive officers and directors as a group .     2,086,872         40.19%

---------------
(1) Includes options exercisable within sixty days of August 9, 2005 for the following number of shares:

        Thomas C. Foley ......................................................    69,150
        James R. Swenson .....................................................    27,000
        Frank D. Osborn ......................................................     9,000
        Rick Lazio ...........................................................     9,000
        William T. Fejes, Jr. ................................................    25,000
        Joseph C. Horvath ....................................................    15,500
        Harold L. Coder III ..................................................    26,650
                                                                                 -------
        All executive officers and directors as a group ......................   181,300
                                                                                 =======

(2)  *Indicates less than one percent of class.

(3)  Information concerning the shares beneficially owned by FMR Corp., Edward
     C. Johnson, 3rd, Abigail P. Johnson, Fidelity Management and Research Company, Fidelity Low Priced Stock Fund, FA Value Strategies Fund was obtained from a Schedule 13G filed as of February 14, 2005. The filing indicates that Fidelity Low Priced Stock Fund is the beneficial owner of 679,500 shares of the Company's common stock and that FA Value Strategies is the beneficial owner of 261,300 shares of the Company's common stock. Each of Edward C. Johnson, 3rd, and Abigail P. Johnson through their control of FMR Corp., and FMR Corp.'s control of Fidelity Management & Research Company which acts as an investment adviser to various mutual funds offered by FMR Corp and subsidiaries, have sole power to dispose of the 679,500 shares of common stock owned by the mutual funds. Neither Edward C. Johnson, 3rd, Abigail P. Johnson nor FMR Corp. have the sole power to vote or direct the voting of 679,500 shares of common stock owned directly by the mutual funds. Edward C. Johnson, 3rd owns approximately 12% of the aggregate outstanding voting stock of FMR Corp., and Abigail P. Johnson owns 24.5% of the aggregate outstanding voting stock of FMR Corp. Mr. Johnson is Chairman of FMR Corp. and Abigail P. Johnson is a Director of FMR Corp. The Johnson family group and all other of FMR Class B shareholders have entered into a shareholders' voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp.

(4) Information concerning the shares beneficially owned by Wellington Management Company, LLP ("Wellington") was obtained from Schedule 13G filed as of February 14, 2005. The filing indicates that in its capacity as investment adviser, Wellington may be deemed to beneficially own 523,200 shares of the common stock. Wellington reports that it has no sole voting power with respect to any shares of the common stock, shared voting power with respect to 523,200 shares of the common stock and shared dispositive power with respect to 523,200 shares of the common stock.

(5) Information concerning the shares beneficially owned by Wellington Trust Company, NA ("Wellington Trust") was obtained from Schedule 13G filed as of February 14, 2005. The filing indicates that in its capacity as a bank, Wellington Trust may be deemed to beneficially own 393,200 shares of the common stock. Wellington Trust reports that it has no sole voting power with respect to any shares of the common stock, shared voting power with respect to 393,200 shares of the common stock and shared dispositive power with respect to 393,200 shares of the common stock.

(6) Information concerning the shares beneficially owned by Dimensional Fund Advisers, Inc. was obtained from a Schedule 13G filed as of February 9, 2005. Dimensional Fund Advisers, Inc. has sole power to dispose of the 341,900 shares of common stock owned by four investment companies registered under the Investment Company Act of 1940. Dimension Fund Advisers, Inc. has the sole power to vote or direct the voting of the 341,900 shares of common stock owned by the aforementioned investment companies. Dimension disclaims beneficial ownership of such securities.

(7) Information concerning the shares beneficially owned by Royce & Associates, LLC was obtained from a Schedule 13G filed as of February 3, 2005. The filing indicates that in its capacity as an investment adviser, registered under Section 203 of the Investment Advisers Act of 1940. Royce & Associates, LLC has sole power to vote or direct the vote of 349,200 shares of common stock. Royce & Associates, LLC has sole power to dispose of the 349,200 shares of common stock.

(8) Information concerning the shares beneficially owned by Bank of America Corporation was obtained from a Schedule 13G filed as of February 11, 2005. The filing indicates that in its capacity as a parent holding company, Bank of America may be deemed to beneficially own 314,613 shares of the common stock. Bank of America reports that it has no sole voting power with respect to any shares of the common stock, shared voting power with respect to 301,613 shares of the common stock and shared dispositive power with respect to 314,613 shares of the common stock.

(9) Includes 85,500 shares of common stock donated by Mr. Foley to the Foley Family Foundation, a charitable trust he controls.

   EQUITY INCENTIVE PLANS

   We adopted the 1996 Stock-Based Incentive Compensation Plan (the "Plan"), the purpose of which is to assist us in attracting and retaining valued personnel by offering them a greater stake in our success and a closer identity with us, and to encourage ownership of our common stock by those personnel. The Plan is administered by the compensation committee. Awards under the Plan may be made through January 31, 2006.

   The compensation committee may grant stock options and shares of common stock in the form of either deferred stock or restricted stock, as defined in the Plan. Options granted under the Plan may be either incentive stock options ("ISOs") or nonqualified stock options. ISOs are intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code. Unless an option is specifically designated at the time of grant as an ISO, options under the Plan will be nonqualified. The compensation committee determines the exercise price of the options. The maximum term of an option or Stock Appreciation Right ("SAR") granted under the Plan shall not exceed ten years from the date of grant or, in the case of an ISO, five years from the date of grant if the recipient on the date of grant owns directly, or indirectly, shares possessing more than 10% of the total combined voting power of all classes of our stock. No option or SAR may be exercisable sooner than six months from the date the option or SAR is granted.

   Officers and other key employees, non-employee members of the Board of Directors, and consultants are eligible to participate in the Plan and receive non-qualified stock options. Under the Plan, only our officers and other employees are eligible to receive incentive stock options.

   The plan provides for accelerated vesting of outstanding option grants and stock issuances following specified change in control events.

   401(K) SAVINGS PLAN

   Since January 1, 1988, we have maintained a defined contribution 401(k) profit-sharing plan covering substantially all United States employees. Under this plan, the Company, on a discretionary basis, matches a specified percentage of each eligible employee's contribution and, at the election of the employee, the matching contribution may be in the form of either cash, shares of our common stock, or a combination thereof. We contributed cash of approximately $302, $207, and $230 for fiscal years 2004, 2003 and 2002, respectively. We also contributed 10,290 shares of common stock held in treasury in 2004, 7,887 shares in 2003, and 11,112 shares in 2002. During portions of 2003 and 2002, the Company suspended the employer matching portion of this plan. In addition, we have a noncontributory profit-sharing plan covering our Canadian employees for which $24, $23, and $50 was charged to expense for fiscal years 2004, 2003, and 2002, respectively.

   EMPLOYEE STOCK PURCHASE PLAN

   Our Employee Stock Purchase Plan ("ESPP") enables our employees to subscribe for shares of common stock on quarterly offering dates at a purchase price which is the lesser of 85% (prior to September 2001 90%) of the fair value of the shares on either the first or last day of the quarterly period. Pursuant to the ESPP, 8,847 shares were issued to employees during 2004, 11,246 shares during 2003, and 10,310 during

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
2002. At our annual meeting on April 11, 1997, our shareholders approved the issuance of up to 500,000 shares under the ESPP, of which 418,412 shares are available for future issuance as of December 31, 2004.

   COMPENSATION OF DIRECTORS

   We paid an aggregate of $102,000 of directors' fees in fiscal year 2004 to directors who were not employees or officers of us. Each outside Director receives an annual fee of $30,000 and a meeting attendance fee of $1,000. In addition, all members are reimbursed for applicable travel and other expenses incurred in connection with carrying out their duties and responsibilities. Directors who are employees of us do not receive additional compensation for serving on the board or committees of the board.

   Directors who are not employees of us are eligible to receive options to purchase common stock awarded under our 1996 Stock-Based Incentive Compensation Plan. All directors who are not employees of us generally will be granted stock options to purchase shares of our common stock, a portion of which shall be at a per share exercise price equal to the fair market value of our common stock on that date and a portion of which shall be at exercisable at a premium to the then current price of our common stock. These stock options will vest over a three year period following grant.

   EMPLOYMENT AGREEMENTS

   At July 1, 2005, James R. Swenson , William T. Fejes, Jr., Thomas C. Foley and Joseph C. Horvath each had employment contracts. All remaining officers are employed at the will of the board of directors.

   William T. Fejes, Jr. In April 2004, we entered into a two-year employment agreement with Mr. Fejes. The employment agreement provides that Mr. Fejes will serve as President and Chief Executive Officer. Pursuant to the terms of the employment agreement, Mr. Fejes is entitled to receive an annual base salary of $292,040 effective April 1, 2005, which may be increased (but not decreased, except in the case of across the board decreases to all executives) annually by the board of directors. To the extent his base salary is increased, such increased base salary will be Mr. Fejes' base salary amount for all purposes under his employment agreement. Mr. Fejes is also eligible to participate in all benefit programs maintained by us that may be provided to our senior executives from time to time. The employment agreement provides that Mr. Fejes will be eligible to participate in the our bonus plans maintained for the benefit of its senior executives. Pursuant to the employment agreement, we granted Mr. Fejes options to purchase up to 50,000 shares of common stock at an exercise price per share equal to the fair market value of the our common stock on the date of grant and 25,000 shares of our common stock at an exercise price of150% of the fair market value on the date of grant (the agreement further provides that Mr. Fejes will receive a grant of options to acquire 40,000 shares of our common stock in 2005). Pursuant to the employment agreement, we shall also reimburse Mr. Fejes for membership dues at a local country club and his relocation costs and expenses and provides a car allowance in accordance with our automobile policy.

   Mr. Fejes's employment agreement provides that, except as set forth below, if his employment is terminated at any time (i) by him for good reason in the event of a change in control (as defined in the employment agreement) or (ii) by us without cause (as defined in the employment agreement) following a change in control, he will be entitled to receive (a) base salary earned but unpaid as of the date of termination and (ii) a lump sum payment equal to two times his base salary.

   In the event that Mr. Fejes is terminated without cause absent a change in control, he will be entitled to (a) base salary earned but unpaid as of the date of termination, (b) base salary continuation for twelve months and (c) for a period of twelve months beginning on the date of termination, reimbursements of COBRA premiums paid for continuation of medical, dental and vision benefits for Mr. Fejes and his dependants under Company sponsored plans or policies. Mr. Fejes's employment agreement provides that in the event his employment is terminated (i) by him voluntarily without good reason, (ii) by the Company for cause or (iii) due to his death or disability, he will only be entitled to receive his base salary through the date of such termination.

   Thomas C. Foley. In August 2004, we entered into a one-year employment agreement with Mr. Foley. Pursuant to the terms of the employment agreement, Mr. Foley is entitled to receive an annual base salary of $257,500 effective April 1, 2005. Mr. Foley is also eligible to participate in all benefit programs maintained by us that may be provided to our senior executives from time to time. Under the terms of the employment agreement, we have agreed to reimburse Mr. Foley in an amount up to $45,000 per annum for office expenses. Mr. Foley's employment agreement provides that he may resign at any time prior to the expiration of the employment term and that all obligations (other than obligations for payment of accrued and unpaid salary and expense reimbursement through the date of termination) under the employment agreement shall terminate.

   James R. Swenson. In August 2004, we entered into a one-year employment agreement with Mr. Swenson. Pursuant to the terms of the employment agreement, Mr. Swenson is entitled to receive an annual base salary of $185,400 effective April 1, 2005. Mr. Swenson is also eligible to participate in all benefit programs maintained by us that may be provided to the our senior executives from time to time. Mr. Swenson's employment agreement provides that he may resign at any time prior to the expiration of the employment term and that all obligations (other than obligations for payment of accrued and unpaid salary and expense reimbursement through the date of termination) under the employment agreement shall terminate.

   Joseph C. Horvath. In November 2003, we entered into an employment agreement with Mr. Horvath extending his term of employment as our Chief Financial Officer for eighteen months. Pursuant to the terms of his initial employment agreement, Mr. Horvath is entitled to receive an annual base salary of $177,700 effective April 1, 2005 which may be increased annually. The employment agreement provides that Mr. Horvath will be eligible to participate in the our bonus plans and all benefit programs maintained for the benefit of its senior executives. In addition, we granted Mr. Horvath options to purchase 25,000 shares and 12,500 shares of our common stock at exercise prices per share equal to the fair market value and 150% of the fair market value on the date of grant, respectively. Those options vest in equal annual amounts over a three year period beginning in November, 2004. Pursuant to the employment agreement, we shall also reimburse Mr. Horvath for membership dues at a local country club and his relocation costs and expenses and provides a car allowance in accordance with our automobile policy.

   RECENT SECURITIES TRANSACTIONS

   None.

12. EFFECTS OF THE TENDER OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT

   The purchase by us of shares of common stock under the Offer will reduce the number of shares of common stock that might otherwise be traded publicly and is likely to reduce the number of shareholders. As a result, trading of a relatively small volume of the shares of common stock after consummation of the Offer may have a greater impact on trading prices than would be the case prior to consummation of the Offer.

   Based upon published guidelines of the Nasdaq National Market we do not believe that our purchase of shares of common stock under the Offer will cause the remaining outstanding shares of common stock to be delisted from the Nasdaq National Market. The Offer is conditioned upon there not being any reasonable likelihood, in our reasonable judgment, that the consummation of the Offer and the purchase of shares of common stock will cause the shares of common stock to be delisted from the Nasdaq National Market. See Section 7.

   The shares of common stock are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the Commission and comply with the Commission's proxy rules in connection with meetings of our shareholders. We believe that our purchase of shares of common stock under the Offer pursuant to the terms of the Offer will not result in the shares of common stock becoming eligible for deregistration under the Exchange Act.

13.   LEGAL MATTERS; REGULATORY APPROVALS

   We are not aware of any license or regulatory permit that appears material to our business that might be adversely affected by our acquisition of shares of common stock as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition or ownership of shares of common stock by us as contemplated by the Offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares of common stock tendered under the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to its business and financial condition. Our obligations under the Offer to accept for payment and pay for shares of common stock are subject to conditions. See
Section 7.

14.   UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

   The following is a summary of certain U.S. federal income tax consequences of the Offer to U.S. Holders (as defined below) whose shares of common stock are tendered and accepted for payment pursuant to the Offer. Those shareholders who do not participate in the Offer should not incur any U.S. federal income tax liability as a result of the Offer. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed U.S. Treasury Regulations promulgated under the Code, published rulings, administrative pronouncements and judicial decisions, any changes to which could affect the tax consequences described in this Offer to Purchase (possibly on a retroactive basis). This summary assumes that shares of common stock held by shareholders are held as capital assets. It does not address all of the tax consequences that may be relevant to particular shareholders in light of their particular circumstances, or to other types of shareholders subject to special rules (including, without limitation, entities that are treated as partnerships for U.S. federal income tax purposes, certain financial institutions, brokers, dealers or traders in securities or commodities, insurance companies, "S" corporations, expatriates, tax-exempt organizations, persons who are subject to the alternative minimum tax, persons who hold Shares as a position in a "straddle" or as part of a "hedging" or "conversion" transaction, U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar, or persons who acquired their shares of common stock upon the exercise of stock options or otherwise as compensation). This summary also does not address the state, local, foreign or other tax consequences of participating in the Offer.

   For purposes of this discussion, a "U.S. Holder" means:

     o    a citizen or resident of the United States;

     o a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or of any political subdivision thereof;

     o an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

     o a trust (i) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all of its substantial decisions; or (ii) that has validly elected to be treated as a U.S. person for U.S. federal income tax purposes under applicable Treasury Regulations.

   If a partnership (or other entity taxable as a partnership) holds shares of common stock, the tax treatment of a partner or member will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding shares of common stock should consult their tax advisors.

   A "Non-U.S. Holder" is a beneficial holder of Shares other than a U.S. Holder or a partnership.

   Characterization of the Purchase.

   The purchase of shares of common stock by us under the Offer will be a taxable transaction for U.S. federal income tax purposes. As a consequence of the purchase, a U.S. Holder will, depending on the U.S. Holder's particular circumstances, be treated either as having sold the U.S. Holder's shares of common stock or as having received a distribution in respect of stock from us.

   We cannot predict whether or the extent to which the Offer will be oversubscribed. If the Offer is oversubscribed, proration of tenders pursuant to the Offer will cause us to accept fewer shares of common stock than are tendered. Therefore, a beneficial holder can be given no assurance that a sufficient number of shares of common stock will be purchased pursuant to the Offer to ensure that such purchase will be treated as a sale or exchange, rather than as a distribution, for federal income tax purposes pursuant to the rules discussed below.

   Sale or Exchange Treatment.

   If a U.S. Holder satisfies any of the Section 302 tests explained below, the U.S. Holder will be treated as if it sold its shares of common stock to us and will recognize capital gain or loss equal to the difference between the amount of cash received under the Offer and the U.S. Holder's adjusted tax basis in the shares of common stock surrendered in exchange therefor. This gain or loss will be long-term capital gain or loss if the U.S. Holder's holding period for the shares of common stock that were sold exceeds one year as of the date of purchase by us under the Offer. Limitations apply to the deductibility of capital losses by U.S. holders.

   Due to the factual nature of the Section 302 tests explained below, U.S. holders are urged to consult their tax advisors to determine whether the purchase of their shares of common stock under the Offer qualifies for sale or exchange treatment in their particular circumstances.

   Section 302 Tests.

   Under Section 302, the receipt of cash by a U.S. Holder pursuant to the offer will be treated as a sale or exchange for U.S. federal income tax purposes if the exchange:

     o is "not essentially equivalent to a dividend" with respect to the U.S. Holder;

     o is a "substantially disproportionate" redemption with respect to the U.S. Holder; or

     o results in a "complete termination" of the U.S. Holder's stock interest in us.

   In determining whether any of these tests has been met, a U.S. Holder must take into account not only shares of common stock that it actually owns, but also shares it constructively owns within the meaning of section 318 of the Code (including shares that may be acquired through options that it owns). In addition, contemporaneous dispositions or acquisitions of stock by a shareholder may be deemed to be part of a single integrated transaction and, if so, may be taken into account in determining whether any of the Section 302 tests are satisfied.

   The receipt of cash by a U.S. Holder pursuant to the Offer will be treated as "not essentially equivalent to a dividend" if it results in a "meaningful reduction" in the U.S. Holder's stock interest in us. Whether such receipt of cash will result in a meaningful reduction of the U.S. Holder's proportionate interest in us will depend on the U.S. Holder's particular facts and circumstances. The Internal Revenue Service has indicated in a published revenue ruling that even a small reduction in the percentage interest of a shareholder whose relative stock interest in a publicly held corporation is minimal (for example, an interest of less than 1%) and who exercises no control over corporate affairs should constitute a "meaningful reduction."

   Satisfaction of the "complete termination" and "substantially disproportionate" exceptions is dependent upon compliance with the respective objective tests set forth in section 302(b)(2) and section 302(b)(3) of the Code. The receipt of cash by a U.S. Holder pursuant to the Offer will result in a "complete termination" if either (1) all of the shares of common stock actually and constructively owned by the U.S. Holder are exchanged for cash pursuant to the Offer or (2) all of the shares of common stock actually owned by the U.S. Holder are exchanged for cash pursuant to the Offer and the U.S. Holder effectively waives the attribution of shares constructively owned by the U.S. Holder in accordance with the procedures described in section 302(c)(2) of the Code. The receipt of cash by a U.S. Holder pursuant to the Offer will be "substantially disproportionate" if the percentage of the outstanding common stock of us actually and constructively owned by the U.S. Holder immediately following the exchange is less than 80% of the percentage of our outstanding common stock actually and constructively owned by the U.S. Holder immediately before the exchange, and immediately following the exchange, the U.S. Holder actually and constructively owns less than 50% of our total combined voting power.

   Distribution Treatment.

   If a U.S. Holder's exchange of common stock for cash pursuant to the Offer does not constitute a sale or exchange for U.S. federal income tax purposes, the receipt of cash by such U.S. Holder pursuant to the Offer will be treated as a distribution, and the U.S. Holder's tax basis in the common stock exchange generally will be added to any shares of common stock retained by the U.S. Holder. The distribution will be treated as a dividend to the extent of our current and accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits, the excess first will be treated as a return of capital that will reduce the U.S. Holder's tax basis in its shares of common stock, and any remaining portion will be taxable as capital gain. Any such capital gain will be long-term capital gain if the U.S. Holder's holding period for the shares of common stock at the time of the exchange exceeds one year. A corporate U.S. Holder may be eligible for a dividends-received deduction to the extent the distribution is treated as a dividend. Corporate U.S. holders are urged to consult their own tax advisors as to the availability of the dividends-received deduction and the potential applicability of Section 1059 of the Code (regarding "extraordinary dividends") in their particular circumstances. Dividend income recognized by individual U.S. Holders may, subject to the satisfaction of certain holding period requirements of the Code, by eligible for the current maximum 15% federal income tax rate applicable to "qualified dividend income."

   Non-U.S. Holders. The following general discussion applies to shareholders who are Non-U.S. Holders.

   The U.S. federal income tax treatment of our purchase of shares of common stock from a Non-U.S. Holder pursuant to the Offer will depend on whether such holder is treated, based on the non-U.S. Holder's particular circumstances, as having sold the tendered shares or as having received a distribution in respect of such Non-U.S. Holder's shares. The appropriate treatment of our purchase of shares from a Non-U.S. Holder will be determined in the same manner as described above with respect to U.S. Holders (see "Section 302 Tests").

   If the purchase of shares of common stock by us under the Offer is characterized as a sale or exchange (as opposed to a distribution) with respect to a Non-U.S. Holder, the holder generally will not be subject to U.S. federal income tax, including by way of withholding, on gain realized on the disposition of shares of common stock in the Offer unless:

     o the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States, subject to an applicable treaty providing otherwise; or

     o we are or have been a "U.S. real property holding corporation" and certain other requirements are met.

   We do not believe that we currently are or have been a "U.S. real property holding corporation."

   An individual who is present in the United States for 183 days or more in the taxable year of disposition, and is not otherwise a resident of the United States for U.S. federal income tax purposes, should consult his or her own tax advisor regarding the particular U.S. federal income tax consequences to them of participating in the Offer.

   If a Non-U.S. Holder does not satisfy any of the Section 302 tests explained above, the full amount received by the Non-U.S. Holder with respect to our purchase of shares under the Offer will be treated as a distribution to the Non-U.S. Holder with respect to the Non-U.S. Holder's shares. The treatment, for U.S. federal income tax purposes, of such distribution as a dividend, a tax-free return of capital, or as capital gain from the sale of shares will be determined in the manner described above (see "Distribution Treatment"). To the extent that amounts received by a Non-U.S. Holder with respect to our purchase of shares under the Offer are treated as a dividend, we will be required to withhold U.S. federal income tax at the rate of 30% or such lower rate as may be specified by an applicable income tax treaty, provided we have received proper certification of the application of such income tax treaty.

   Non-U.S. Holders are urged to consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty. A Non-U.S. Holder that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the Internal Revenue Service. Amounts treated as dividends that are effectively connected with a Non-U.S. Holder's conduct of a trade or business in the U.S. are not subject to the U.S. withholding tax, but are instead taxed in the manner applicable to U.S. persons, as described above. In that case, we will not be required to withhold U.S. federal withholding tax if the non-U.S. Holder complies with applicable certification and disclosure requirements. In addition, dividends received by a foreign corporation that are effectively connected with the conduct of a trade or business in the U.S. may be subject to a branch profits tax at a 30% rate, or a lower rate specified in an applicable income tax treaty.

   Backup Withholding. See Section 3 with respect to the application of backup U.S. federal income tax withholding.

   THE DISCUSSION SET FORTH ABOVE IS A GENERAL SUMMARY OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY. SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE OFFER.

15.   EXTENSION OF THE TENDER OFFER; TERMINATION; AMENDMENT

   We expressly reserve the right, in our reasonable discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any shares of common stock by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our reasonable discretion, to terminate the Offer and not accept for payment or pay for any shares of common stock not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares of common stock upon the occurrence of any of the conditions specified in Section 7 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares of common stock which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares of common stock tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, we further reserve the right, in our reasonable discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of shares of common stock or by decreasing or increasing the number of shares of common stock being sought in the Offer. Amendments to the Offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made under the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through Business Wire or another comparable service.

   If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (1) we increase or decrease the price to be paid for shares of common stock or increase or decrease the number of shares of common stock being sought in the Offer and, in the case of an increase in the number of shares of common stock being sought, such increase exceeds 2% of the outstanding shares of common stock and (2) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent

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
or given to security holders in the manner specified in this Section 15, the Offer will be extended until the expiration of such period of ten business days.

16.   FEES AND EXPENSES

   We have retained D.F. King & Co., Inc. to act as Information Agent and American Stock Transfer & Trust Company to act as Depositary in connection with the Offer. The Information Agent may contact holders of shares of common stock by mail, facsimile and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

   We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Information Agent as described above) for soliciting tenders of shares of common stock pursuant to the Offer. Shareholders holding shares of common stock through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if shareholders tender shares of common stock through the brokers or banks and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares of common stock held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares of common stock except as otherwise provided in Instruction 7 in the Letter of Transmittal.

17.   MISCELLANEOUS

   We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of shares of common stock pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares of common stock in such jurisdiction.

   Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the Commission an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us, except that this material will not be available at the regional offices of the SEC.

   YOU SHOULD ONLY RELY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED TO YOU. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF US AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OF COMMON STOCK IN THE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US OR THE INFORMATION AGENT.

August 9, 2005

                             TB WOOD'S CORPORATION


                                 AUGUST 9, 2005

   Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for shares of common stock and any other required documents should be sent or delivered by each shareholder of TB Wood's or his or her bank, broker, dealer, trust company or other nominee to the Depositary as follows:


                              [GRAPHIC OMITTED]


     By Mail or Overnight Courier:                       By Hand:

    American Stock Transfer & Trust          American Stock Transfer & Trust
                Company                                  Company
           Operations Center                 Attn: Reorganization Department
    Attn: Reorganization Department                   59 Maiden Lane
           6201 15th Avenue                         New York, NY 10038
          Brooklyn, NY 11219                        Fax: 718.234.5001
           Fax: 718.234.5001                   To confirm fax: 877-248-6417
     To confirm fax: 877-248-6417


   DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

   Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone number and location listed below. You may also contact your bank, broker, dealer, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                             D.F. KING & CO., INC.

                                 48 Wall Street
                                   22nd Floor

                               New York, NY 10005
                     Banks and Brokers Call: (212)269-5550
                All Others Please Call Toll Free: (800) 669-5550